    As filed with the Securities and Exchange Commission on January 21, 1998
                                                    Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   Form SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                             SHERWOOD BRANDS, INC.
            (Exact name of Registrant as Specified in its Charter)

             North Carolina                                   2060                                     56-1349259
    (State or Other Jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
     Incorporation or Organization)                Classification Code Number)                     Identification No.)

                             6110 Executive Blvd.
                                  Suite 1080
                           Rockville, Maryland 20852
                                (301) 881-9340
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)
                                ---------------

                                 Uziel Frydman
                     President and Chief Executive Officer
                             Sherwood Brands, Inc.
                             6110 Executive Blvd.
                                  Suite 1080
                           Rockville, Maryland 20852
                                (301) 881-9340
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                       Copies of all communications to:
     GARY EPSTEIN, ESQ.                          ROBERT J. MITTMAN, ESQ.
  Greenberg Traurig Hoffman                       Tenzer Greenblatt LLP
Lipoff Rosen & Quentel, P.A.                      The Chrysler Building
    1221 Brickell Avenue                           405 Lexington Avenue
    Miami, Florida 33131                      New York, New York 10174-0208
  Telephone: (305) 579-0500                     Telephone: (212) 885-5000
  Facsimile: (305) 579-0717                     Facsimile: (212) 885-5001

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                   CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Proposed
                                                                                                 Maximum
                                                                          Proposed Maximum      Aggregate
                Title of Each Class of                      Amount          Offering Price      Offering          Amount of
             Securities to be Registered              to be Registered     Per Security(1)      Price(1)       Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per share(2)....     1,782,500            $5.95        $10,605,875             $3,128.73
-----------------------------------------------------------------------------------------------------------------------------------
Warrants,  each  to  purchase  one  share  of  Class A
Common Stock(2).......................................       891,250           $  .10        $    89,125             $   26.29
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common  Stock,  par  value  $0.01  per  share,
issuable upon exercise of the Warrants(2)(3)..........       891,250            $7.50        $ 6,684,375             $1,971.89
-----------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants(4).............................       155,000               --                                       (5)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per share(6)....       155,000            $7.14        $ 1,106,700             $  326.48
-----------------------------------------------------------------------------------------------------------------------------------
Underwriter's Option Warrants(7)......................        77,500             $.12        $     9,300             $    2.74
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per share(8)....        77,500            $7.50        $   581,250             $  171.47
-----------------------------------------------------------------------------------------------------------------------------------
Total............................................................................................................... $5,627.60
===================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Assumes the Underwriter's over-allotment option to purchase up to 232,500 additional shares of Class A Common Stock and/or 116,250 Warrants is exercised in full.
(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Class A Common stock as may become issuable upon exercise of the Warrants pursuant to anti-dilution provisions contained in the Warrants.
(4) To be issued to the Underwriter, as set forth in the Prospectus comprising a portion of this Registration Statement under the caption "Underwriting."
(5)  Pursuant to Rule 457(g), no fee is being paid.
(6) Issuable upon exercise of the Underwriter's Warrants, together with such indeterminate number of shares of Class A Common Stock as may be issuable by reason of the anti-dilution provisions contained therein.
(7) Issuable upon exercise of the Underwriter's Warrants. (8) Issuable upon the Underwriter's exercise of Option Warrants.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                             SHERWOOD BRANDS, INC.

                             CROSS REFERENCE SHEET

            Form SB-2 Item Number and Caption                                 Captions in Prospectus
----------------------------------------------------------     -----------------------------------------------------

1. Front of  Registration  Statement  and  Outside  Front      Facing  Page  of   Registration   Statement;   Cross
   Cover Page of Prospectus                                    Reference   Sheet;   Outside  Front  Cover  Page  of
                                                               Prospectus

2.  Inside   Front  and  Outside   Back  Cover  Pages  of      Inside   Front  and  Outside  Back  Cover  Pages  of
    Prospectus                                                 Prospectus

3.  Summary Information and Risk Factors                       Prospectus Summary; Risk Factors

4.  Use of Proceeds                                            Use of Proceeds

5.  Determination of Offering Price                            Risk Factors; Underwriting

6.  Dilution                                                   Risk Factors; Dilution

7.  Selling Security Holders                                   *

8.  Plan of Distribution                                       Outside  Front  and  Outside  Back  Cover  Pages  of
                                                               Prospectus; Underwriting

9.  Legal Proceedings                                          Business

10. Directors,   Executive   Officers,   Promoters  and        Management
    Control Persons

11. Security  Ownership of Certain  Beneficial Owners and      Principal Shareholders
    Management

12.  Description of Securities                                 Description of Securities

13. Interest of Named Experts and Counsel                      *

14. Disclosure of Commission Position on                       *
    Indemnification for Securities Act Liabilities

15. Organization Within Last Five Years                        *

16. Description of Business                                    Prospectus Summary; Business

17. Management's  Discussion  and  Analysis  or  Plan of       Management's  Discussion  and  Analysis of Financial
    Operation                                                  Condition and Results of Operations

18. Description of Property                                    Business

19. Certain Relationships and Related Transactions             Certain Transactions

20. Market for Common  Equity  and  Related  Stockholder       Outside Front Cover Page of Prospectus;  Description
    Matters                                                    of Securities; Shares Eligible for Future Sale

21. Executive Compensation                                     Management

22. Financial Statements                                       Financial Statements

23. Changes in and  Disagreements  with  Accountants  on       *
    Accounting and Financial Disclosure

---------------
*   Not Applicable

                 PRELIMINARY PROSPECTUS, DATED JANUARY, 21, 1998
                              SUBJECT TO COMPLETION
[LOGO]
                              SHERWOOD BRANDS, INC.
        1,550,000 Shares of Class A Common Stock and Redeemable Warrants
               To Purchase 775,000 Shares of Class A Common Stock
                                 ---------------

         The Company is offering hereby 1,550,000 shares of Class A Common Stock (the "Class A Common Stock") and redeemable warrants to purchase 775,000 shares of Class A Common Stock (the "Warrants"). The shares of Class A Common Stock and Warrants will be separately transferable immediately upon issuance. Each Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock at a price of $7.50, subject to adjustment in certain circumstances, at any time commencing , 1999 through and including , 2003. The Warrants are redeemable by the Company at any time commencing , 1999, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Class A Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice (the "Call Date") has been at least 134% (currently $10.05, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. See "Description of Securities."

         Prior to this offering there has been no public market for the Class A Common Stock or Warrants and there can be no assurance that any such market will develop. It is anticipated that the Class A Common Stock and Warrants will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "SHWD" and "SHWDW," respectively. The offering prices of the Class A Common Stock and Warrants, and the exercise price of the Warrants, were determined pursuant to negotiations between the Company and the Underwriter and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the offering prices, see "Underwriting."

         The Company's capital stock consists of Class A Common Stock and
Class B Common Stock (collectively, the "Common Stock"), which classes are substantially identical, except that the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to seven votes per share on all matters, including the election of directors. Upon the consummation of this offering, Uziel Frydman, Chairman, President and Chief Executive Officer of the Company, will beneficially own 1,000,000 shares of Class A Common Stock and all of the 1,000,000 shares of Class B Common Stock outstanding and will be able to control the Company. See "Principal Stockholders" and "Description of Securities."
                                 ---------------
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
 AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO
      CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
                             COMMENCING ON PAGE 8.
                                 ---------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------------------------------
                                                        Price                 Underwriting               Proceeds
                                                          to                 Discounts and                   to
                                                        Public               Commissions(1)             Company(2)
------------------------------------------------------------------------------------------------------------------------
Per Share..................................        $     5.95                   $  .5355                $   5.4145
------------------------------------------------------------------------------------------------------------------------
Per Warrant................................        $      .10                   $   .009                $     .091
------------------------------------------------------------------------------------------------------------------------
 Total(3)...................................       $9,300,000                   $837,000                $8,463,000
========================================================================================================================

(1) The Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance, to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 155,000 shares of Class A Common Stock and/or 77,500 Warrants and to retain the Underwriter as a financial consultant. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, including the Underwriter's nonaccountable expense allowance in the amount of $279,000 ($320,850 if the Underwriter's over-allotment option is exercised in full), estimated at $600,000.
(3) The controlling shareholder of the Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 232,500 additional shares of Class A Common Stock and the Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 116,250 additional Warrants on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $10,695,000, $962,550 and $8,473,230, respectively, and the proceeds to the selling shareholder will be $1,217,370. See "Underwriting."
                              -------------------
         The shares of Class A Common Stock and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this offering and to reject any order in whole or in part It is expected that delivery of certificates representing the shares of Class A Common Stock and Warrants will be made against payment therefor at the offices of the Underwriter, 7 Hanover Square, New York, New York 10004, on or about , 1998.
                            ------------------------
                           PARAGON CAPITAL CORPORATION
                   The date of this Prospectus is       , 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE CLASS A COMMON STOCK AND WARRANTS. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF CLASS A COMMON STOCK AND WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all share and per share data and information in this Prospectus (i) gives retroactive effect to a recapitalization (the "Recapitalization") effected in December 1997, pursuant to which all of the outstanding shares of common stock of the Company were converted to 1,150,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock and (ii) assumes no exercise of the Underwriter's over-allotment option to purchase up to 232,500 additional shares of Class A Common Stock from Mr. Uziel Frydman, the Company's Chairman, President and Chief Executive Officer, and/or 116,250 additional Warrants from the Company. See "Underwriting."

                                   The Company

         The Company manufactures, markets and distributes a diverse line of brand name candies, cookies, chocolates and other food products. The Company's principal products are COWS(TM) butter toffee candies, demitasse(R) biscuits, RUGER(R) wafers and ELANA(R) Belgian chocolates. The Company also markets SOUP DU JOUR(TM) soups, SOUR FRUIT BURST(TM) fruit-filled hard candies, as well as holiday specialty products, such as PIRATE'S GOLD COINS(TM) milk chocolates for Christmas and TOKENS OF LOVE(TM) milk chocolates for Valentine's Day. The Company's marketing strategy, including its packaging of products designed to maximize freshness, taste and visual appeal, emphasizes highly distinctive, premium quality products that are sold at prices that compare favorably to those of competitive products.

         Sales of candy and cookie products in the United States have increased significantly in recent years. According to the United States Department of Commerce, manufacturers' domestic shipments of confectionery products (excluding chewing gum) have grown steadily from approximately $9 billion in 1990 to $12.1 billion in 1996. The Chocolate Manufacturers Association/National Confectioners Association has estimated that retail sales of confectionery products in the United States in 1996 were more than $21 billion, and industry trade reports project continued growth in these markets into the next century. Despite such growth, the United States ranks only tenth in per capita candy consumption among industrialized nations. The Company believes that these expanding markets present attractive growth opportunities for its business, and is focusing its strategy on introducing new products in these market categories as well as achieving greater brand recognition and market penetration for all of the Company's products.

         The Company sells its products primarily to mass merchandisers and other retail customers; vending companies; gourmet distributors; and grocery and drug store chains, convenience stores, specialty shops and wholesalers. Sales to mass merchandisers have accounted for a significant portion of the Company's revenues. These customers include K-Mart, Dollar General and 99 Cents Only stores. The Company believes that the visibility of its products in vending channels enhances market acceptance and consumer appeal of the Company's products in other distribution channels. The Company engages independent food brokers in various regions throughout the United States and Canada for marketing to retail and wholesale customers.

         The Company currently purchases most of its finished products from third-party manufacturers located in Europe and South America. In April 1996, the Company acquired a 70,000 square foot manufacturing facility in Chase City, Virginia in order to reduce its dependence on foreign manufacturers. The Company modernized and equipped the facility and commenced production of its demitasse biscuit products in February 1997. The Company also recently completed the installation of equipment designed to manufacture candy products, is currently formulating a product and anticipates that it will begin to manufacture this product by February 1998.

         During the twelve months following the consummation of the offering, the Company intends to continue its shift in operations from importing finished products to manufacturing products at its Chase City facility. The Company intends to use a significant portion of the proceeds of this offering to purchase and install equipment necessary to manufacture additional products. The Company has improved its operating margins for demitasse biscuits for the year ended July 31, 1997 and the three months ended October 31, 1997, and believes that it is positioned to improve operating margins by manufacturing additional products at its Chase City facility. There can be no assurance that the Company will be successful in manufacturing additional products at its Chase City facility or improving its operating margins.

         Despite its relatively limited capital resources, the Company has achieved increased levels of revenues for the year ended July 31, 1997. The Company intends to use a significant portion of the proceeds of this offering to expand its marketing and sales efforts, primarily by aggressively advertising its brand name products. The Company's strategy is to (i) capitalize on the popularity of its existing products by developing new products and brand extensions, (ii) expand its manufacturing operations by adding products and by developing private label and contract manufacturing capabilities, and (iii) pursue opportunities by making selective acquisitions of products or businesses which management believes will enhance the Company's growth prospects.

         The Company was organized under the laws of the State of North Carolina in December 1982 under the name Sherwood Foods, Inc. The Company's principal executive offices are located at 6110 Executive Blvd., Suite 1080, Rockville, Maryland 20852, and its telephone number is (301) 881-9340. Unless the context otherwise requires, references in this Prospectus to the "Company" include its wholly-owned subsidiaries, Sherwood Brands, LLC ("Sherwood LLC") and Sherwood Brands Overseas, Inc. ("Sherwood Overseas"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  The Offering

Securities offered.................................      1,550,000 shares of Class A Common Stock and Warrants to
                                                         purchase 775,000 shares of Class A Common Stock. See
                                                         "Description of Securities."

Common Stock to be outstanding after this offering(1):
       Class A Common Stock(2).....................      2,700,000 shares
       Class B Common Stock........................      1,000,000 shares

Warrants to be outstanding after this offering(3)..      775,000 Warrants
         Exercise terms............................      Exercisable at any time commencing , 1999, each to
                                                         purchase one share of Class A Common Stock at a price of
                                                         $7.50, subject to adjustment in certain circumstances. See
                                                         "Description of Securities - Redeemable Warrants."

         Expiration date...........................                , 2003


         Redemption................................      Redeemable by the Company, at any time commencing
                                                         __________________, 1999 upon notice of not less than 30
                                                         days, at a price of $.10 per Warrant, provided that the
                                                         closing bid quotation of the Class A Common Stock on all
                                                         20 trading days ending on the third day prior to the day
                                                         on which the Company gives notice (the "Call Date") has
                                                         been at least 134% (currently $10.05, subject to
                                                         adjustment) of the then effective exercise price of the
                                                         Warrants and the Company obtains the written consent of
                                                         the Underwriter to such redemption prior to the Call Date.
                                                         See "Description of Securities - Redeemable Warrants." Use
                                                         of Proceeds........................... The Company intends to use the net proceeds of this offering for the purchase
                                                         of capital equipment; potential acquisitions; repayment of indebtedness; sales, marketing and promotion; and for
                                                         working capital and general corporate purposes. See "Use
                                                         of Proceeds." Risk Factors..............................
                                                         The securities offered hereby are speculative and involve
                                                         a high degree of risk and immediate substantial dilution
                                                         and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors"
                                                         and "Dilution." Proposed Nasdaq symbols...................
                                                         Class A Common Stock - "SHWD"

                                                         Warrants             - "SHWDW"


-----------------
(1) The rights of holders of the two classes of Common Stock are identical, except that (i) the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to seven votes per share on all matters, including the election of directors, and (ii) the Class B Common Stock automatically converts into Class A Common Stock on a share for share basis upon transfer to an unaffiliated party. Uziel Frydman, Chairman, President and Chief Executive Officer of the Company holds all of the outstanding shares of Class B Common Stock. See "Principal Stockholders" and "Description of Securities."

(2) Does not include: (i) 775,000 shares of Class A Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 232,500 shares of Class A Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 140,000 shares of Class A Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1998 Stock Option Plan (the "Option Plan"); and (iv) 210,000 shares of Class A Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- 1998 Stock Option Plan," "Description of Securities" and "Underwriting."
(3)  Does not include any of the warrants referred to in footnote 2 above.

                          Summary Financial Information

         The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Statement Of Operations Data:

                                                           Years ended July 31,              Three Months ended October 31,
                                                           --------------------              ------------------------------
                                                                           (in thousands, except share data)
                                                       1996                    1997                1996            1997
                                                       ----                  --------              ----            ----
     Net sales.................................       $14,638                $17,424              $5,275           $5,272
     Cost of sales......................               10,864                 12,570               4,106            3,466
     Gross profit..............................         3,773                  4,853               1,168            1,806
     Selling,  general and administrative
          expenses.............................         2,342                  2,680                 576              681
     Pre-production costs(1)...................           212                    769                 522               54

     Salaries and related expenses.............           937                  1,180                 246              272

     Income (loss) from operations.............           281                    222               (177)              798
     Net income (loss)(2)......................           270                    303               (172)              516
     Net income (loss) per share...............           .13                    .14               (.08)              .24


     Supplemental net income per share(3)......                                  .12                                  .21
     Number of shares outstanding .............     2,150,000              2,150,000           2,150,000        2,150,000


Balance Sheet Data:

                                                                     October 31, 1997
                                                               Actual         As Adjusted(4)
                                                               ------         --------------



     Working capital................................         $2,515,688          $9,432,294
     Total assets...................................          9,370,120          15,286,726
     Total liabilities..............................          7,161,242           5,493,848
     Shareholders' equity...........................          2,208,878           9,792,878

---------------------

(1) Represents costs associated with commencing manufacturing operations at the Chase City facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Includes non-recurring income, net of legal expenses, recorded in connection with an insurance litigation settlement (the "Insurance Settlement") of $223,605, $364,028 and $40,634 in the fiscal years ended July 31, 1996 and 1997 and the three months ended October 31, 1997, respectively. See Note 4 to Notes to Consolidated Financial Statements.
(3) Supplemental net income per share for the year ended July 31, 1997 and the three months ended October 31, 1997 is based upon the weighted number of shares of Common Stock used in the calculation of net income per share increased by the sale of 280,234 shares, the proceeds of which would be necessary to reduce borrowings by $1,667,394. See Consolidated Financial Statements - Summary of Accounting Principles.
(4) Gives effect to the sale of the shares of Class A Common Stock and Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.

         Limited Historical Profitability; Recent Decline in Revenues; Future Operating Results. Although the Company has achieved increased levels of revenues for the year ended July 31, 1997, the Company has historically achieved limited profitability. Revenues for the three months ended October 31, 1997 declined by approximately $2,700 from the three months ended October 31, 1996. The Company's operating expenses for the year ended July 31, 1997 increased and can be expected to continue to increase in connection with any expansion activities undertaken by the Company, including those relating to advertising and product manufacturing. Accordingly, the Company's profitability will depend on the Company's ability to improve its operating margins and increase revenues from operations. Unanticipated expenses, unfavorable currency exchange rates, increased price competition and adverse changes in economic conditions could have a material adverse effect on the Company's operating results. There can be no assurance that the Company will achieve significantly increased levels of revenues or that its future operations will be profitable. See "Business" and Consolidated Financial Statements.

         Dependence on Limited Product Line; Uncertainty of Market Acceptance. To date, a substantial portion of the Company's revenues have been derived from a limited number of products, a decline in the sale of which would have a material adverse effect on the Company. For the year ended July 31, 1997, domestic sales of seven products accounted for approximately 84.5% of the Company's revenues, with COWS butter toffee candies, RUGER wafers, demitasse biscuits and chocolate products (four products in the aggregate) accounting for approximately 30.8%, 20.9%, 17.7%, and 15.1%, respectively, of the Company's revenues. Sales of chocolate products declined approximately $120,000 or 14% during the three months ended October 31, 1997. The Company recently introduced additional products and product line extensions and intends to add other products to extend its line. Achieving market acceptance for new products requires substantial marketing and sales efforts and the expenditure of significant funds to create customer and consumer awareness of and demand for new products. There can be no assurance that recent or future additions to the Company's product line will achieve market acceptance or result in significantly increased levels of revenues, or that market acceptance of or revenues from the Company's existing products will increase significantly or remain at present levels. See "Business - Products."

         Shift in Operations; Limited Manufacturing Experience; Uncertainty of Business Plans. During the twelve months following the consummation of this offering, the Company intends to continue its shift in operations from importing finished products to manufacturing products at its Chase City facility. The Company commenced production of demitasse biscuits in February 1997, plans to commence production of a candy product in February 1998 and intends to use a significant portion of the proceeds of this offering to purchase capital equipment necessary to manufacture additional products. The Company has limited manufacturing experience and currently has limited financial, operational and management resources to undertake extensive manufacturing operations. Expansion of the Company's manufacturing operations will require substantial resources and will be dependent upon the Company's ability to successfully equip its facility, achieve manufacturing efficiencies, expand capacity on a timely and cost effective basis and successfully monitor operations (including controlling costs and maintaining effective inventory and quality controls). The Company's efforts are subject to all of the risks inherent in the establishment of new manufacturing operations and the manufacture of new products, including unanticipated delays, expenses, technical problems and difficulties, as well as the possible insufficiency of funds to fully implement the Company's strategy, which could result in abandonment or material change in product commercialization. The Company's success also will be largely dependent upon its products satisfying targeted cost, price and quality specifications. There can be no assurance that the Company's business plans will be successfully implemented, that the Company's products will satisfy anticipated price or quality objectives, that unanticipated technical or other problems will not occur which would result in increased costs or material delays or that new manufacturing operations will not result in increased competition and a decline in revenues from existing operations. The Company's manufacturing operations will also be dependent on the Company's ability to protect its equipment from fire, flood, vandalism and similar events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Manufacturing."

         Dependence on Third-Party Manufacturers and Suppliers. The Company has limited manufacturing capabilities and is currently dependent on third parties for the manufacture of all of its products except demitasse biscuits. For the fiscal year ended July 31, 1997, five manufacturers accounted for approximately 66.8% of product purchases sold domestically, with the producers of COWS butter toffee candies, RUGER wafers and chocolate products (four products in the aggregate) accounting for approximately 30.8%, 20.9% and 15.1%, respectively, of product purchases. The Company relies on a sole manufacturer for each of its products. The Company does not maintain agreements with the manufacturers of COWS butter toffee candies, RUGER wafers and certain other manufacturers and, accordingly, such manufacturers could terminate their relationships at any time and compete directly against the Company. Failure by any such manufacturer to continue to supply finished products to the Company on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a material adverse effect on the Company. The Company is dependent on the ability of its manufacturers to adhere to the Company's product, price and quality specifications and scheduling requirements. The Company's operations require it to have production orders in place in advance of shipment to the Company's warehouses (product deliveries typically take 60 days). Any delay by manufacturers in supplying finished products to the Company would adversely affect the Company's ability to deliver products on a timely and competitive basis. In addition, raw materials necessary for the manufacture of the Company's products at its Chase City facility, including flour, sugar, shortening, butter and flavorings, are purchased from third-party suppliers. The Company does not maintain agreements with any such suppliers and is subject to risks of periodic price fluctuations, shortages and delays. The Company anticipates that it will become increasingly dependent on third parties for necessary raw materials used in the manufacture of its products, and a material interruption in the availability or significant price increases for raw materials would have a material adverse effect on the Company's operating margins. See "Business - Suppliers."

         Risks Relating to Foreign Manufacturing. The Company has been and will continue to be subject to risks associated with the manufacture of products in foreign countries, primarily in Austria, Belgium and Argentina. Such risks include material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import quotas and international political, regulatory and economic developments. The Company assumes the risk of loss, damage or destruction of products when shipped by a manufacturer, although the Company maintains cargo insurance on such shipments. Because the Company pays for certain of its products manufactured outside the United States in foreign currencies, any weakening of the United States dollar in relation to relevant foreign currencies, as occurred in 1995, could result in significantly increased costs to the Company. The Company incurred a net loss of $22,984 for the year ended July 31, 1995 primarily as a result of unfavorable currency exchange rates. In addition, certain products manufactured overseas are subject to import duties. The Company currently pays a 7% import duty on its chocolate products. Deliveries of products from the Company's foreign manufacturers could also be delayed or restricted by the future imposition of quotas, and there can be no assurance that the Company would be able to obtain quality products at favorable prices from domestic or other suppliers whose quotas have not been exceeded by the supply of products to existing customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business - Suppliers" and Note 2 to Notes to Consolidated Financial Statements.

         Dependence on Significant Customers. The Company is dependent on a limited number of customers for a significant portion of its revenues. For the year ended July 31, 1997 and the three months ended October 31, 1997, five customers accounted for approximately 20.5% and 21.2%, respectively, of the Company's revenues, with the Company's three largest customers, Dollar General, Dollar Tree and K-Mart, accounting for approximately 6.5%, 4.9% and 4.1%, respectively, of the Company's revenues for the year ended July 31, 1997. The Company does not maintain agreements with its customers and sells products pursuant to purchase orders placed from time to time in the ordinary course of business. The loss of a significant customer could have an adverse effect on the Company. See "Business - Customers."

         Competition. The Company faces significant competition in the marketing and sale of its products. The Company's products compete for consumer recognition and shelf space with candies, cakes, cookies, chocolates and other food products which have achieved international, national, regional and local brand recognition and consumer loyalty. These products are marketed by companies (which may include the Company's suppliers) with significantly greater financial, manufacturing, marketing, distribution, personnel and other resources than the Company. Certain of such competitors, such as Hershey Food Corporation, M&M Mars, Inc., Nestle, S.A., Nabisco, Inc., Keebler Company and Sunshine Biscuits, Inc., dominate the markets for candy and cookie products, and have substantial promotional budgets which enable them to implement extensive advertising campaigns. The food industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. While the Company believes that its existing products compete favorably and that increased marketing and sales efforts will result in increased product recognition and market penetration, there can be no assurance that the Company will be able to continue to compete successfully. See "Business - Competition."

         Consumer Preferences and Industry Factors. The markets for candy and cookie products are affected by changes in consumer tastes and preferences and nutritional and health-related concerns. The Company could be subject to increased competition from companies whose products or marketing strategies address these concerns. In addition, the markets for the Company's products may be subject to national, regional and local economic conditions which affect discretionary spending, demographic trends and product life cycles, whereby product sales increase from their introductory stage through their maturity and then reach a stage of decline over time. See "Business."

         Dependence on Trademarks. The Company holds United States trademark registrations for the "ELANA," "RUGER" and "demitasse" names, has filed for trademark registrations for certain other names, including "COWS," and uses other names for which it has not applied for registration. The Company believes that its rights in these names is a significant part of the Company's business and that its ability to create demand for its products is dependent to a large extent on its ability to exploit these trademarks. There can be no assurance as to the breadth or degree of protection which trademarks may afford the Company or that any trademark applications will result in registered trademarks or that trademarks will not be invalidated if challenged. The Company is not aware of any infringement claims or other challenges to the Company's rights to use these marks. Other than Canadian registrations for the "ELANA" and "RUGER" names, the Company does not hold any international trademarks. See "Business - Trademarks."

         Risks Associated with Expansion and Acquisitions. The Company's expansion plans could place a significant strain on its management, administrative, operational, financial and other resources. The Company plans to increase its manufacturing capacity, add new products to its line, expand its advertising, marketing and promotional activities, expand its work force and expand its presence in new and existing geographic markets. To successfully manage growth, the Company will be required to implement and improve its operating, inventory, management and accounts receivable systems and train and manage its employees. The Company has limited experience in effectuating rapid expansion and in managing new operations, and there can be no assurance that the Company will be able to successfully expand its operations or manage growth. For the year ended July 31, 1997 and the three months ended October 31, 1997, sales of the Company's products in foreign markets accounted for 10.8% and 11.6%, respectively of the Company's revenues. Expansion of the Company's sales activities in foreign markets could subject the Company to shipping delays, increased credit risks, currency fluctuations and other international factors, including increased competition from its suppliers. The Company may seek to pursue opportunities by making selective acquisitions of products or businesses which the Company believes will enhance its growth prospects. As of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect any acquisition or that it will be able to successfully integrate into its operations any product or business which it may acquire. Any inability to do so, particularly in instances in where the Company has made significant capital investments, could have a material adverse effect on the Company.

         The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition or facility expansion, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. See "Use of Proceeds."

         Possible Fluctuations in Operating Results; Seasonality. The Company's operating results may be subject to fluctuations as a result of new product introductions, the timing of significant operating expenses and customer orders, pricing and seasonality. The Company's sales typically increase toward the end of the calendar year, principally due to the holiday season. Unanticipated events, including delays in product shipments past the time of peak sales or significant decreases in sales during such period, could have an adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Allocation of Proceeds to Repay Indebtedness; Loan Covenants and Security Interests; Personal Guarantee. In order to finance the Company's operations, the Company has incurred significant indebtedness. Of the Company's total indebtedness of $3,792,328 outstanding at October 31, 1997, $1,044,589 was outstanding under a working capital line of credit with First Union National Bank of Maryland (the "Bank"); an aggregate of $2,080,345 was outstanding under two industrial revenue bonds ("IRBs") and two county development authority subordinated notes ("Subordinated Notes"); and $667,394 was outstanding under a note payable to Ilana Frydman (the "Related Party Note"), the wife of Uziel Frydman, Chairman, President and Chief Executive Officer of the Company. The Company intends to use a portion of the proceeds of this offering to repay $1,000,000 to the Bank (and to use the increased borrowing availability for future expansion) and the entire amount outstanding on the Related Party Note to Ms. Frydman, which proceeds will not be available for other corporate purposes. The Company's line of credit with the Bank is secured by substantially all of the assets of Sherwood LLC and Sherwood Overseas. The principal amount of the IRBs are backed by irrevocable letters of credit issued by Central Fidelity Bank of Virginia ("Fidelity") and are collateralized by a first deed of trust and security interest in the Company's real and personal property at the Chase City facility. In addition to certain financial covenants, the Company's financing arrangements prohibit the Company, without the consent of the lender, from incurring additional indebtedness, which could limit the Company's ability to implement its proposed expansion. In the event of a violation by the Company of its loan covenants or other default by the Company on its obligations, the Company's lenders could elect to declare the Company's indebtedness to be immediately due and payable and foreclose on the Company's assets. As of the date of this Prospectus, the Company is in compliance with all of the terms of its financing agreements and intends to seek all necessary consents from its lenders, including in connection with this offering and the repayment of the entire amount outstanding on the Related Party Note. There can be no assurance that the Company will be able to comply with the terms of its financing agreements in the future.

         Uziel Frydman, President and Chief Executive Officer of the Company, has personally guaranteed the repayment of indebtedness owing to the Bank and to Fidelity. Neither Mr. Frydman nor any other person has any obligations to make personal guarantees available to the Company in the future. There can be no assurance that personal guarantees will be available to the Company or that the absence of personal guarantees will not adversely affect the Company's ability to borrow in the future. See "Use of Proceeds" and "Certain Transactions."

         Government Regulation. The Company is subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and by other state and local authorities in jurisdictions in which the Company's products are manufactured or sold. Among other things, such regulation governs the importation, manufacturing, packaging, storage, distribution and labeling of the Company's products, as well as sanitary conditions and public health and safety. Applicable statutes and regulations governing the Company's products include "standards of identity" for the content of specific types of products, nutritional labeling and serving size requirements and general "Good Manufacturing Practices" with respect to manufacturing processes. The Company's Chase City facility and products are subject to periodic inspection by federal, state and local authorities. The Company believes that it is in compliance with all governmental laws and regulations and maintains all permits and licenses required for its operations. Nevertheless, there can be no assurance that the Company will continue to be in compliance with current laws and regulations or that the Company will be able to comply with any future laws and regulations and licensing requirements. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions. See "Business - Government Regulation."

         Product Liability and Insurance. As a manufacturer and marketer of food products, the Company is subject to product liability claims from consumers. The Company maintains product liability insurance with limits of $2,000,000 in the aggregate and $1,000,000 per occurrence (with excess coverage of $3,000,000), which it believes is adequate for the types of products currently offered by the Company. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. In the event of a partially or completely uninsured successful claim against the Company, the Company's financial condition and reputation would be materially affected. See "Business - Insurance."

         Significant Capital Requirements; Possible Need for Additional Financing. The food manufacturing and distribution business is capital intensive. The Company is dependent on the proceeds of this offering to implement its expansion plans. Based on currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations and available cash resources, including its line of credit, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to implement the Company's proposed expansion, the Company may be required to obtain additional financing sooner than anticipated. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all, or that the proceeds of this offering will be adequate for all of the Company's requirements, particularly the capital requirements associated with the Company's anticipated increased product manufacturing activities. See "Use of Proceeds."

         Dependence on Key Personnel; Limited Management Personnel. The success of the Company is dependent on the personal efforts of Uziel Frydman, its Chairman, President and Chief Executive Officer, Amir Frydman, its Vice President of Marketing, and Anat Schwartz, its Vice President of Finance and Secretary. Although the Company intends to enter into employment agreements with each of these officers prior to the consummation of this offering, the loss or interruption of the services of such individuals could have a material adverse effect on the Company's business and prospects. The Company maintains "key-man" insurance in the amount of $1 million on the life of Mr. Uziel Frydman. The success of the Company will also be dependent upon its ability to hire and retain additional qualified management, marketing and other personnel, including a qualified Chief Financial Officer. The Company currently has limited management and other personnel. None of such personnel has experience in managing the affairs of a publicly-held company. Competition for qualified personnel in the food industry is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. Failure to hire and retain additional qualified personnel could adversely affect the Company's ability to expand its operations. See "Management."

         Benefits to Related Parties. The Company intends to use $667,394 (approximately 8.8% of the estimated net proceeds of this offering) to repay the Related Party Note issued to Ilana Frydman, the wife of Uziel Frydman, President and Chief Executive Officer of the Company. The Company also intends to use $1,000,000 of the proceeds of this offering to reduce amounts outstanding under its line of credit with the Bank, which will reduce Mr. Frydman's potential liability under his personal guarantee. The Company also will seek to release Mr. Frydman from this personal guarantee following this offering. See "Use of Proceeds" and "Certain Transactions."

         Concentration of Ownership. Upon the consummation of this offering, Mr. Uziel Frydman, President and Chief Executive Officer of the Company, will own 1,000,000 shares of Class A Common Stock (767,500 shares if the Underwriter's over-allotment option is exercised in full) and 1,000,000 shares of Class B Common Stock, representing, in the aggregate, approximately 54% of the outstanding Common Stock of the Company and 75% of the voting control of the Company (52% and 73%, respectively, if the Underwriter's overallotment option is exercised in full and assuming no exercise of the Warrants). Accordingly, Mr. Frydman will be able to direct the election of all of the Company's directors, increase the authorized capital, dissolve, merge or sell the assets of the Company, and generally direct the affairs of the Company. See "Management" and "Principal Stockholders."

         Anti-Takeover Effects of Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 5,000,000 shares of "blank check" preferred stock (the "Preferred Stock") without shareholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of Preferred Stock. The issuance of shares of Preferred Stock in the future could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it difficult for a third party to gain control of the Company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock or designate any series of Preferred Stock, there can be no assurance that the Board will not decide to do so in the future. See "Description of Securities -- Capital Stock -- Preferred Stock."

         No Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends is prohibited by the terms of the Company's financing agreements with the Bank and Fidelity. See "Dividend Policy."

         Dilution. This offering involves an immediate and substantial dilution of $3.30 per share (or 55.5%) between the net tangible book value per share of Common Stock after this offering and the initial public offering price per share in this offering. See "Dilution."

         Shares Eligible for Future Sale. Upon consummation of this offering, the Company will have 3,700,000 shares of Common Stock outstanding (assuming no exercise of the Warrants), of which the 1,550,000 shares of Class A Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 2,150,000 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and will become eligible for sale, pursuant to Rule 144, commencing on various dates commencing 90 days following the date of this Prospectus, subject to contractual restrictions described below. The holders of all of such shares have agreed not to sell such shares for a period of 18 months from the date of this Prospectus without the Underwriter's prior written consent. No prediction can be made as to the effect, if any, that sales of shares of Class A Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Class A Common Stock may be sold in the public market may adversely affect the prevailing market price for the Class A Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

         No Assurance of Public Market; Possible Volatility of Market Price of Class A Common Stock and Warrants; Underwriter's Potential Influence on the Market. Prior to this offering, there has been no public trading market for the Common Stock or Warrants. There can be no assurance that a regular trading market for the Class A Common Stock or Warrants will develop after this offering or that, if developed, it will be sustained. Moreover, the initial public offering prices of the Class A Common Stock and the Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter. The market prices of the Company's securities following this offering may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors and various factors affecting the food industry generally may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Although it has no obligation to do so, the Underwriter intends to make a market in the Class A Common Stock and Warrants and may otherwise effect transactions in the Class A Common Stock and Warrants. If the Underwriter makes a market in the Class A Common Stock or Warrants, such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The prices and liquidity of the Class A Common Stock and Warrants may be significantly affected to the extent, if any, that the Underwriter participates in such market. See "Underwriting."

         Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Class A Common Stock and Warrants will be eligible for listing on Nasdaq. In order to continue to be listed on Nasdaq, the Company must maintain $2,000,000 in net tangible assets, a $1,000,000 market value of the public float, two market-makers and a minimum bid price of $1.00 per share. Failure to meet these maintenance criteria may result in the delisting of the Company's securities from Nasdaq, and trading in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of the Company's securities. In addition, if the Class A Common Stock were to become delisted from trading on Nasdaq and the trading price of the Class A Common Stock were to fall below $5.00 per share on the date the Company's securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company's securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities of the Company in the secondary market.

         Potential Adverse Effect of Warrant Redemption. The Warrants are subject to redemption by the Company at any time commencing , 1999 upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Class A Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 134% (currently $10.05, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities - Redeemable Warrants. "

         Possible Inability to Exercise Warrants. The Company intends to qualify the sale of the securities offered hereby in a limited number of states. Although certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other than those in which the Warrants are initially qualified, the Company will be prevented from issuing Class A Common Stock in such states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Class A Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Class A Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the Class A Common Stock issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a current prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See "Description of Securities Redeemable Warrants."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 1,550,000 shares of Class A Common Stock and 775,000 Warrants offered hereby (after deducting underwriting discounts and commissions and other expenses of the offering) are estimated to be $7,584,000 ($7,594,230 if the Underwriter's over-allotment option with respect to the Warrants is exercised in full). The Company expects to use the net proceeds over the next 12 months approximately as follows:

                                                                     Approximate                       Approximate
Application of Proceeds                                             Dollar Amount               Percentage of Net Proceeds
-----------------------                                             -------------               --------------------------
Purchase of capital equipment(1) ..........................           $2,000,000                           26.4%
Acquisitions(2)  ..........................................            2,000,000                           26.4
Repayment of indebtedness (3)                                          1,700,000                           22.4
Sales, marketing and promotion(4)                                        800,000                           10.5
Working capital........................................                1,084,000                           14.3
                                                                      ----------                          -----
Total.......................................................          $7,584,000                          100.0%
                                                                      ==========                          =====

(1) Represents anticipated costs associated with the purchase and installation of capital equipment required for the manufacture of additional products at the Chase City facility and the salaries for up to ten additional personnel. The Company may seek to finance a portion of the cost of such equipment. There can be no assurance that the Company will be able to obtain satisfactory equipment financing arrangements. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business Manufacturing."

(2) Represents anticipated costs to acquire products or businesses which the Company believes will enhance its growth prospects. As of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any acquisition. See "Business."

(3) Consists of the repayment of (i) $1,000,000 to the Bank and (ii) up to $700,000 ($667,394 plus accrued interest) to Ilana Frydman, the wife of Uziel Frydman, Chairman, President and Chief Executive Officer of the Company. The Company intends to reduce amounts outstanding under its line of credit with the Bank, permitting it to utilize the full borrowing availability under the line of credit. Borrowings under the line of credit vary daily based on the Company's working capital requirements. At October 31, 1997 and December 31, 1997, approximately $1,044,589 and $819,588, respectively, was outstanding under the line of credit. Interest accrues on advances made under the line of credit at the prime rate established by the Bank (8.5% at October 31, 1997). The line of credit expires on November 30, 1998. Advances under the line of credit have been used to finance increased levels of inventories and accounts receivable. The Company also intends to repay the remaining outstanding principal and accrued interest at the rate of 9% per annum under a promissory note payable to Ilana Frydman. Such indebtedness is due on demand after October 31, 1998. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Certain Transactions."

(4) Represents amounts to be used in connection with sales, marketing and promotional activities, including advertising in trade journals, preparation of sales literature and participation at trade shows. See "Business - Advertising, Marketing and Promotion."

(5) Working capital may be used, among other things, to pay for inventories, rent, trade payables, professional fees and other expenses.


         If the Underwriter exercises its over-allotment option in full with respect to the Warrants, the Company will realize additional net proceeds of $10,230 which will be added to working capital. The Company will not realize any additional net proceeds if the Underwriter exercises its over-allotment option with respect to the Class A Common Stock.

         Based on currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations and available cash resources, including its line of credit, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change (due to changes in market conditions, competitive factors or new or different business opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to implement the Company's proposed expansion strategy (due to unanticipated expenses, operating difficulties or otherwise), the Company may find it necessary to reallocate a portion of the proceeds within the above-described categories, use proceeds for other purposes, seek additional financing or curtail its expansion activities. There can be no assurance that additional financing, if required, will be available to the Company on commercially reasonable terms, or at all.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                                    DILUTION

         The difference between the initial public offering price per share and the adjusted net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on that date, by the number of shares of Common Stock (including shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock) outstanding on that date.

         As of October 31, 1997, the net tangible book value of the Company was $2,208,878 or $1.03 per share of Common Stock. After giving effect to the sale of the 1,550,000 shares of Class A Common Stock and 775,000 Warrants being offered hereby (after payment of underwriting discounts and commissions and estimated expenses of this offering) the net tangible book value of the Company as of October 31, 1997 would have been $9,792,878 or $2.65 per share, representing an immediate increase in net tangible book value of $1.62 per share of Common Stock to existing shareholders and an immediate dilution of $3.30 per share (or 55.5%) to new investors. The following table illustrates this dilution to new investors on a per share basis:


Public offering price.....................................                $5.95
    Net tangible book value before this offering..........      $1.03
    Increase attributable to this offering................       1.62
                                                                 ----

Net tangible book value after this offering...............                 2.65
                                                                           ----

Dilution to investors in this offering....................                $3.30
                                                                          =====

         The following table sets forth, with respect to existing shareholders and new investors in this offering, a comparison of the number of shares of Class A Common Stock issued by the Company (including shares issuable upon conversion of the outstanding Class B Common Stock), the percentage of ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.


                                                                             Total Cash             Average Price
                                             Shares Purchased           Consideration Paid            Per Share
                                           --------------------         ---------------------       -------------
                                           Number       Percent         Amount        Percent
                                           ------       -------         ------        -------

Existing shareholders...............      2,150,000       58.1%       $    268,500        2.8%          $  .13
New investors.......................      1,550,000       41.9           9,222,500       97.2             5.95
                                          ---------       ----           ---------       ----
   Total............................      3,700,000      100.0%       $  9,491,000      100.0%
                                          =========      ======       ============      ======


         The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $10,605,875 for 1,782,500 shares of Class A Common Stock, representing approximately 97.53% of the total consideration for 48.2% of the total number of shares of Common Stock outstanding.

         In addition, the table assumes no exercise of other outstanding stock options or warrants. As of the date of this Prospectus, there are also outstanding stock options granted under the Option Plan to purchase an aggregate of 140,000 shares of Common Stock at an exercise price of $5.95 per share. To the extent that these options and warrants are exercised, there will be further ownership dilution to new investors. See "Management -- 1998 Stock Option Plan," "Description of Securities" and "Underwriting."

                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its Common Stock, and the Company's Board of Directors does not intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Board of Directors currently intends to retain all available earnings (if any) generated by the Company's operations for the development and growth of its business. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. The payment of cash dividends on the Common Stock currently is limited or prohibited by the terms of the Company's financing agreements with the Bank and Fidelity and under the Subordinated Notes. See "Description of Securities -- Capital Stock."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of October 31, 1997, on an actual basis after giving effect to the Recapitalization and as adjusted to give effect to the sale of the 1,550,000 shares of Class A Common Stock and 775,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom:

                                                                  October 31, 1997
                                                             Actual             As Adjusted
                                                             ------             -----------
Long term debt(excluding current portion)............     $2,513,979          $1,846,585
Shareholders' equity(1):
Class A Common Stock, $.01 par value, 30,000,000
  shares authorized, 1,150,000 shares issued and
  outstanding and 2,700,000 shares issued and
  outstanding (as adjusted)(2).......................         11,500              27,000
Class B  Common  Stock,  $.01 par  value,  5,000,000
  shares  authorized,  1,000,000  shares  issued and
  outstanding (actual and as adjusted) ..............         10,000              10,000
Preferred  Stock,   $.01  par  value,   issuable  in
  series:  5,000,000  shares  authorized:  no shares
  issued and outstanding, actual and as adjusted.....              -                   -
Additional paid-in capital...........................        247,000           7,815,500
Accumulated earnings.................................      1,940,378           1,940,378
                                                          ----------         -----------
   Total shareholders' equity........................      2,208,878           9,792,878
                                                          ----------         -----------
     Total capitalization............................     $4,722,857         $11,639,463
                                                          ==========         ===========

------------------------
(1)   Gives effect to the Recapitalization.
(2) Does not include (i) 775,000 shares of Class A Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 232,500 shares of Class A Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 140,000 shares of Class A Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's Option Plan; and (iv) 210,000 shares of Class A Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plan. See "Management -- 1998 Stock Option Plan," "Description of Securities" and "Underwriting."

                             SELECTED FINANCIAL DATA

         The following table sets forth certain selected historical financial data of the Company as of and for the dates indicated. The selected financial data as of July 31, 1996 and 1997 and for the years then ended have been derived from the Company's financial statements on a consolidated basis set forth elsewhere in this Prospectus that have been audited by BDO Seidman, LLP, independent auditors. The selected financial data for the three months ended October 31, 1996 and 1997 are derived from the Company's unaudited financial statements for such periods set forth elsewhere in this Prospectus, which reflect all adjustments (consisting only of normal recurring adjustments) necessary for a proper statement of the results for such period. The results of operations for the three months ended October 31, 1997 are not necessarily indicative of results of operations to be expected for any future quarter or the next fiscal year ended July 31, 1998. The financial data set forth below is qualified by reference to and should be read in conjunction with the Company's financial statements, related notes and other financial information contained in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statement Of Operations Data:

                                                           Years ended July 31,              Three Months ended October 31,
                                                           --------------------              ------------------------------
                                                                           (In thousands, except share data)
                                                       1996                    1997                   1996         1997
                                                       ----                    --------               ----         ----

     Net sales.................................       $14,638                $17,424              $5,275           $5,272
     Cost of sales......................               10,864                 12,570               4,106            3,466
     Gross profit..............................         3,773                  4,853               1,168            1,806
     Selling,  general and administrative
     expenses..................................         2,342                  2,680                 576              681
     Pre-production costs(1)...................           212                    769                 522               54
     Salaries and related expenses.............           937                  1,180                 246              272
     Income (loss) from operations.............           281                    222               (177)              798
     Net income (loss)(2)......................           270                    303               (172)              516
     Net income (loss) per share...............           .13                    .14               (.08)              .24
     Supplemental net income per share(3)......                                  .12                                  .21
     Number of shares outstanding .............     2,150,000              2,150,000           2,150,000        2,150,000


Balance Sheet Data:

                                                         October 31, 1997
                                                         ----------------

     Working capital................................         $2,515,688
     Total assets...................................          9,370,120
     Total liabilities..............................          7,161,242
     Shareholders' equity...........................          2,208,878

---------------------
(1) Represents costs associated with commencing manufacturing operations at the Chase City facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Includes non-recurring income, net of legal expenses, recorded in connection with an insurance litigation settlement (the "Insurance Settlement") of $223,605, $364,028 and $40,634 in the fiscal years ended July 31, 1996 and 1997 and the three months ended October 31, 1997, respectively. See Note 4 to Notes to Consolidated Financial Statements.
(3) Supplemental net income per share for the year ended July 31, 1997 and the three months ended October 31, 1997 is based upon the weighted number of shares of Common Stock used in the calculation of net income per share increased by the sale of 280,234 shares, the proceeds of which would be necessary to reduce borrowings by $1,667,394. See Consolidated Financial Statements - Summary of Accounting Principles.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

         The Company's Consolidated Financial Statements include the operations of the Company as the surviving corporation of a merger and subsequent restructuring of the Company's affiliated entities in July 1997. The transaction was treated like a pooling of interests for accounting purposes and, accordingly, the Company's Consolidated Financial Statements include the results of operations and financial position of the affiliated entities for all periods presented. The Company's manufacturing operations are segregated from its domestic and overseas marketing and distribution operations, which are conducted through its direct and indirect wholly-owned subsidiaries, Sherwood LLC and Sherwood Overseas, respectively. See Note 1 to Notes to Consolidated Financial Statements.

         The Company currently purchases most of its finished products from third-party manufacturers located in Europe and South America. In April 1996, the Company acquired a 70,000 square foot manufacturing facility in Chase City, Virginia in order to reduce its dependence on foreign manufacturers. The Company modernized and equipped the facility and commenced production of its demitasse biscuit products in February 1997. The Company also recently completed the installation of equipment designed to manufacture candy products, is currently formulating a product and anticipates that it will begin to manufacture this product by February 1998.

         During the twelve months following the consummation of the offering, the Company intends to continue its shift in operations from importing finished products to manufacturing products at its Chase City facility. The Company intends to use up to $2,000,000 of the proceeds of this offering to purchase and install equipment necessary to manufacture additional products. The Company expects to capitalize equipment purchases. The Company anticipates increases in salary expense beyond its current level of expenditures as new products are manufactured and additional personnel are required. The Company also intends to use up to $2,000,000 of the proceeds of this offering to acquire products or businesses which the Company believes will enhance its growth prospects. In connection with any possible acquisition, the Company may acquire complementary products, facilities or equipment which may be used to manufacture newly acquired products. There can be no assurance that the Company will be successful in manufacturing additional products at its Chase City facility, improving its operating margins or consummating acquisitions of products or businesses.

         For the fiscal years ended July 31, 1996 and 1997 and the three months ended October 31, 1997, the Company incurred pre-production costs of $212,089, $769,585 and $54,124, respectively, representing expenses associated with commencing manufacturing operations at the Chase City facility, including the cost of parts and labor. See Note 16 to Notes to Consolidated Financial Statements.

          The Company recorded non-recurring income from the Insurance Settlement of $223,605, $364,028 and $40,634 in the fiscal years ended July 31, 1996 and 1997, and the three months ended October 31, 1997, respectively. See Note 4 to Notes to Consolidated Financial Statements.

         At October 31, 1997, the Company has available net operating loss carryforwards of approximately $950,000 which are available through 2012. These net operating loss carryforwards are available to offset consolidated taxable income generated in future periods. The Company has a net deferred tax asset of approximately $62,000 at July 31, 1997, due to the net operating loss carryforwards. See Note 10 to Notes to Consolidated Financial Statements.

Results of Operations

         The following table below sets forth, for the periods indicated, certain of the Company's income and expense items as approximate percentages of net sales:

                                                        Years ended July 31,         Three Months ended October 31,
                                                        --------------------         ------------------------------
                                                      1996              1997            1996                   1997
                                                      ----              ----            ----                   ----

     Net sales.................................       100.0%           100.0%         100.0%              100.0%

     Cost of sales.............................        74.2             72.1           77.8               65.7
     Gross profit..............................        25.8             27.8           22.1               34.3
     Selling,  general and  administrative
     expenses .................................        16.0             15.4           10.9               12.9
     Pre-production costs......................         1.4              4.4            9.9                1.0
     Salaries and related expenses.............         6.4              6.8            4.7                5.2
     Income (loss) from operations.............         1.9              1.3          (3.3)               15.1
     Net income (loss).........................         1.8              1.7          (3.3)                9.8


Three Months Ended October 31, 1997 Compared to Three Months Ended October 31, 1996

         Sales: Net sales for the three months ended October 31, 1997 and 1996 were $5,272,474 and $5,275,204, respectively. Sales of candy products in the United States increased approximately $399,000, or 25%, for the period, reflecting an increase in sales of candy products (particularly COWS) as well as seasonal products with the introduction of seasonal candy items. Sales of cookie products in the United States decreased approximately $51,000, or 2.6%, reflecting a 8% decrease in sales of RUGER wafers, partially offset by an 11% increase in sales of demitasse biscuits. The decrease in RUGER sales was primarily due to timing differences in order deliveries. Sales of chocolate products in the United States decreased approximately $120,000, or 13.8%, due to a two-month delay in connection with the development of new product sizes and graphic design and other packaging improvements. For the three months ended October 31, 1997, domestic and foreign sales were approximately $4,660,000 and $612,000, or 88.4% and 11.6%, respectively, of the Company's sales.

         Gross Profit: Gross profit increased to $1,806,468 from $1,168,301 and, as a percentage of net sales, from 22.1% to 34.3%. The increases were primarily attributable to lower costs associated with manufacturing demitasse biscuits at the Chase City facility and also to favorable currency exchange rates.

         Operating Expenses: Operating expenses consist of selling, general and administrative expenses, pre-production costs, and salaries and related expenses. Selling, general and administrative expenses for the three months ended October 31, 1997 were $681,035, compared to $576,972 for the prior comparable period. This increase was primarily due to increased advertising expenditures and commissions paid to food and candy brokers. Pre-production costs decreased to $54,124 for the three months ended October 31, 1997 from $522,632 for the prior comparable period. This decline was a result of the Company having incurred most of the costs associated with the start-up of manufacturing operations at the Chase City facility during the prior period. Salaries and related expenses increased to $272,489 for the three months ended October 31, 1997 from $246,469 for the prior comparable period. This increase was primarily due to an increase in personnel at the Chase City facility.

         Income from Operations: Income from operations for the three months ended October 31, 1997 was $798,820, compared to a loss of $177,772 for the same period one year earlier. The increase was due primarily to an increase in gross profit of approximately $638,000 and a decrease in pre-production costs of approximately $469,000, partially offset by an increase in selling, general and administrative expenses of $104,063.

         Other Income (expense): Other expense decreased from $83,217 for the three months ended October 31, 1996 to $16,415 for the three months ended October 31, 1997. The decrease was primarily due to income of $40,634, recorded, net of legal expenses, as part of the Insurance Settlement.

         Income Taxes: The Company's provision (benefit) for taxes on income for the three months ended October 31, 1997 and 1996 was $266,000 and ($88,600), respectively. The Company's effective tax rate is lower than the statutory rate due primarily to the untaxed income of Sherwood Overseas, which is not subject to U.S. income tax. Sherwood Overseas makes annual royalty payments to the Company of 7% of net sales for the use of its brand names. See
Note 10 to Notes to Consolidated Financial Statements.

         Net Income: Net income was $516,405 for the three months ended October 31, 1997 compared to a loss of $172,389 for the prior comparable period. This improvement was due primarily to the increase in gross margins as described above and a reduction in pre-production costs.


Fiscal Year Ended July 31, 1997 Compared to Fiscal Year Ended July 31, 1996

         Sales: Net sales for fiscal 1997 increased $2,785,747, or 19.0%, to $17,424,243, as compared to $14,638,496 for fiscal 1996. The increase in sales was due to significant growth in sales volume in all product categories, particularly increases in domestic sales of cookie products, which increased approximately $1,699,000, or 29%, and candy products, which increased approximately $904,000 or 19%. For the year ended July 31, 1997, domestic and foreign sales were approximately $15,549,000 and $1,875,000 or 89.2% and 10.8%, respectively, of the Company's sales.

         Gross Profit: Gross profit for fiscal 1997 increased to $4,853,637 from $3,773,714 and, as a percentage of net sales, from 25.8% to 27.8%. The increase was primarily attributable to lower costs associated with manufacturing demitasse biscuits at the Chase City facility and favorable currency exchange rates.

         Operating Expenses: Selling, general and administrative expenses for fiscal 1997 increased 14.4%, from $2,342,330 to $2,680,897, but decreased as a percentage of sales from 16.0% to 15.4%. The decrease in selling, general and administrative expenses as a percentage of sales was primarily due to focused advertising programs that reduced expenditures and higher volumes of direct sales for which no commissions were paid. Pre-production costs of $769,585 and $212,089 in fiscal 1997 and 1996, respectively, represent expenses associated with the start-up of manufacturing operations at the Company's Chase City facility. Salaries and related expenses increased from $937,893 in fiscal 1996 to $1,180,522 in fiscal 1997. The increase was due to the staged hiring over the course of the year of a new plant manager and 40 new employees at the Chase City facility.

         Income from Operations: Income from operations decreased from $281,402 in fiscal 1996 to $222,633 in fiscal 1997, due primarily to the additional pre-production costs associated with the manufacturing facility, which were incurred in fiscal 1997.

         Other Income (expense): Other income increased approximately $43,000, from $61,003 in fiscal 1996 to $103,747 in fiscal 1997. This increase was due primarily to a $140,000 increase in income recorded from the Insurance Settlement, which was offset by an increase in interest expense of approximately $84,000 associated with two IRBs.

         Income Taxes: The Company's provision for taxes on income was less than the statutory income tax rates in each of fiscal 1997 and 1996, due primarily to the untaxed income from Sherwood Overseas. The provision for taxes on income for the fiscal years ended July 31, 1997 and 1996 was $23,100 and $71,700, respectively.

         Net Income: Net income for the year increased to $303,280 compared to $270,705 for the prior fiscal year, a 12.0% increase from the prior fiscal year. This increase was due largely to the increase in gross profit and the Insurance Settlement as described above.

Liquidity and Capital Resources

         The Company's primary cash requirements have been to fund the purchase, manufacture and commercialization of its products. The Company has historically financed its operations and expansion with a combination of cash flow from operations and borrowings, primarily from banks and a related-party loan. The Company's working capital at July 31, 1997 and October 31, 1997 was $2,219,735 and $2,515,688, respectively.

         Net cash used in operating activities was $658,172 for the year ended July 31, 1997, compared to net cash provided by operating activities of $135,370 for the year ended July 31, 1996. The decrease in cash provided by operating activities was due primarily to an increase in inventory in anticipation of an increase in volume of fall and holiday orders. Net cash provided by operations was $1,054,976 for the three months ended October 31, 1997, compared to net cash used in operations of $171,868 for the prior comparable period. The increase in cash provided by operating activities was primarily attributable to a decrease in inventory, an increase in accounts payable and receipt of cash from the Insurance Settlement.

         Net cash used in investing activities for the years ended July 31, 1996 and 1997 were $1,649,386 and $816,196, respectively. Capital expenditures were made in connection with commencing manufacturing operations at the Chase City facility.

         Net cash provided by financing activities was $1,218,553 for the year ended July 31, 1997, compared to $1,763,278 for the year ended July 31, 1996. Net cash provided by financing activities for fiscal 1997 and 1996 reflects borrowings under the line of credit with the Bank and the Related Party Note to use as working capital and additional long-term debt borrowings to fund the purchase and modernization of the Chase City facility. Net cash used in financing activities was $856,683 for the three months ended October 31, 1997, compared to net cash provided by financing activities of $345,851 for the comparable period in 1996. This change reflects the payments of principal and interest due under the Bank line of credit and the Related Party Note. At October 31, 1997, the Company had cash and cash equivalents of $812,402.

         In November 1996, the Company entered into a loan agreement with the Bank which provides for borrowings under a line of credit of up to $4,000,000. Advances under the line of credit are based on a borrowing formula equal to the lesser of (i) $2,000,000 or (ii) 80% of domestic accounts receivable plus 70% of domestically-owned inventory (subject to certain limitations) less the aggregate amount of outstanding letters of credit. Interest accrues on such advances at the Bank's prime lending rate (8.5% at October 31, 1997) and is payable monthly. The loan agreement expires in November 1998. At October 31, 1997 and December 31, 1997, approximately $1,044,589 and $819,588, respectively, was outstanding under the line of credit. Up to $2,000,000 of the line of credit is available for letters of credit for use in connection with the Company's product purchases. Amounts drawn on the letters of credit are included in the Company's accounts payable.

         The Company intends to use $1,000,000 of the proceeds of this offering to reduce amounts outstanding under the line of credit. The Company expects to use the increased borrowing availability to fund working capital needs. The line of credit is secured by Sherwood LLC's and Sherwood Overseas' cash and cash equivalents, receivables and inventory, and is also personally guaranteed by Uziel Frydman, the Company's Chairman, President and Chief Executive Officer. In addition to financial covenants requiring, among other things, a minimum tangible net worth (as defined in the loan agreement) of $2,000,000, the Company's loan agreement with the Bank limits or prohibits the Company, without the Bank's consent, from incurring additional indebtedness, which could, under certain circumstances, limit the Company's ability to expand its operations.

         In June 1996 and May 1997, the Company borrowed $935,000 and $580,000, respectively, from Industrial Development Authority of Mecklenburg County ("IDAMC") for the acquisition and improvement of the Chase City facility and the purchase and installation of new production equipment, financed through the issuance of two series of IRBs (Series 1996 and Series
1997). The IRBs are backed by irrevocable letters of credit issued by Fidelity. Advances on the letters of credit (which expire June 2006 and 2002, respectively) are, in turn, secured by the Company's Chase City facility and all other real and personal property of the Company and personally guaranteed by Uziel Frydman, the Company's Chairman, President and Chief Executive Officer, pursuant to a reimbursement agreement ("Reimbursement Agreement") between Fidelity and the Company.

         Under the Reimbursement Agreement, the Company makes monthly interest and sinking fund payments to Fidelity. Interest is calculated at the rate of 10% per annum. The sinking fund payments for the Series 1996 IRBs are based upon a 15 year straight line amortization of $640,000 advanced for the purchase of the Chase City facility and a 7 year straight line amortization for approximately $295,000 advanced for manufacturing equipment. Annual payments to the sinking fund for the Series 1997 IRBs are due June 1 each year in the following amounts: $85,000 in 1998, $105,000 in 1999 and $130,000 in each of 2000, 2001 and 2002. The total monthly payments vary from month to month and are subject to variable market tax exempt interest rates (3.95% at July 31, 1997). The terms of the Reimbursement Agreement require, among other things that the Company maintain certain financial ratios and adhere to certain covenants, including, without Fidelity's permission, borrowing additional funds, merging or consolidating, amending its Articles of Incorporation and repaying subordinated debt.

         As part of the financing for the acquisition of the Chase City facility, in May and June, 1996, the Company borrowed $400,000 to finance equipment from IDAMC and $250,000 for working capital from the Lake Country Development Corporation ("LCDC"), respectively, evidenced by the Subordinated Notes. The IDAMC Subordinated Note has a five year term, amortized over a ten year period at an interest rate of 7% per annum, payable in monthly installments of $4,644 in principal and interest with a balloon payment of $239,193 due June 2001. The LCDC Subordinated Note is pari passu with the IDAMC Subordinated Note in terms of security, and has a five year term bearing interest at 5.25% per annum, payable in monthly installments of interest only for the first nine payments and thereafter payable in equal monthly payments of $5,480 in principal and interest until June 2001. The IDAMC Subordinated
Note is secured by the Company's equipment and the LCDC Subordinated Note is secured by the real property, fixtures and equipment located at the Chase City facility. The Subordinated Notes limit the Company's capital expenditures, prohibit a change in ownership greater than 50% and require the Company to create 50 full-time jobs at the Chase City facility within two years of the date of the Subordinated Notes. Both loans are personally guaranteed by Uziel Frydman, the Company's Chairman, President and Chief Executive Officer.

         In 1991, the Company issued the Related Party Note to Ilana Frydman, an employee of the Company and the wife of Uziel Frydman, the Chairman, President, and Chief Executive Officer of the Company, in the principal amount of $1,500,000. The Related Party Note accrues interest at 9% and is due upon demand after July 31, 1998. As of October 31, 1997, the outstanding principal and interest on the Related Party Note was $667,394. The Related Party Note is secured by cash and cash equivalents and is subordinated to the Company's other indebtedness. The Company intends to seeks consent to repay the Related Party Note and intends to use a portion of the net proceeds of this offering to pay all of the remaining principal and interest on the Related Party Note. See "Certain Transactions."

         The Company's inventory consists of raw materials for production of demitasse biscuits at its Chase City facility and finished products imported from third-party manufacturers. The Company maintains inventory in its Chase City facility as well as bonded public warehouses and takes a physical inventory on a quarterly basis. The Company averaged over 90 days of inventory in fiscal 1997. The average time from order to delivery of imported inventory was approximately 60 days in fiscal 1997. Inventory turns were approximately
3.34 in fiscal 1996, as compared to approximately 3.98 in fiscal 1997, and
1.07 (or 4.28 on an annualized basis) for the three months ended October 31, 1997. This increase in inventory turns is attributable to an increase in volume of sales.

         The Company's accounts receivable, less allowance for doubtful accounts, at October 31, 1997 were $2,969,369, as compared to $2,101,950 at July 31, 1997. As of October 31, 1997, accounts 90 or more days past due were less than 2% of aggregate accounts receivable. Trade accounts receivable averaged approximately 44 days in fiscal 1997, as compared to approximately 53 days for fiscal 1996, and approximately 44 days for three months ended October 31, 1997. Bad debt accounted for less than 1% of the Company's revenues for fiscal 1996 and 1997.

         As of the date of this Prospectus, the Company has no material commitments for capital expenditures. The Company intends to use up to $2,000,000 of the net proceeds of this offering for the purchase and installation of capital equipment required to manufacture additional products at the Company's Chase City facility and salaries for additional personnel. The Company may seek to finance a portion of the cost of such equipment. The Company also intends to use up to $2,000,000 of the net proceeds of this offering to pursue opportunities for possible acquisitions of products or businesses which management believes will enhance the Company's growth prospects. Based on currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations and available cash resources, including its line of credit, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering.

Foreign Currency Fluctuations

         The Company currently purchases most of its products from foreign manufactures under terms that provide for the payment of goods in foreign currency approximately 60 to 90 days from the invoice date. Purchases of COWS butter toffee candies and other candies from manufacturers located in Argentina are paid in U.S. dollars. Purchases of RUGER wafers and ELANA Belgian chocolates products are purchased from manufacturers located in Austria and Belgium, respectively, and are paid for in local currencies. These goods are recorded at cost in equivalent U.S. dollars at the exchange rate in effect on the invoice date. The difference between the recorded cost and the amount required for payment is reflected as a realized foreign currency transaction gain or loss. Prior year fluctuations in gross margin were attributable in large part to the decline in value of the U.S. dollar. In prior years, the Company has hedged its exposure to foreign currency rate changes by purchasing forward contracts based upon analysis of foreign current markets. The Company may hedge against currency fluctuations in the future. All sales of the Company's products in foreign markets are made in U.S. dollars, except for a portion of Canadian sales which are in Canadian dollars. See Note 2 to Notes to Consolidated Financial Statements.

Seasonality

         The Company's sales typically increase toward the end of the calendar year, principally due to the holiday season. Unanticipated events, including delays in product shipments past the time of peak sales or significant decreases in sales during such period, could have an adverse effect on the Company's operating results.

Inflation

         Inflation has not had a significant impact on the Company's results of operations for the periods presented.

Year 2000 Computer Issue

         The Company has assessed the issues associated with the programming code in its existing computer systems with respect to a two digit year value as the year 2000 approaches and believes that addressing such issues is not a material event or uncertainty that would cause reported financial information not to be indicative of future operating results or financial condition.

Recent Accounting Pronouncements

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 will begin to affect the Company in 1998 with the establishment of the 1998 Stock Option Plan. The Company will adopt only the disclosure provisions of SFAS 123 and account for stock-based compensation using the intrinsic value method set forth in APB Opinion 25. See "Management - 1998 Stock Option Plan."

         In March 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 provides a different method of calculating earnings per share than is currently used in APB Opinion 15. SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to existing fully diluted earnings per share. The Company believes adopting SFAS 128 will not have a material effect on its calculation of earnings per share. The Company will adopt the provisions for computing earnings per share set forth in SFAS 128 for the quarter ended January 31, 1998.

                                    BUSINESS

General

         The Company manufactures, markets and distributes a diverse line of brand name candies, cookies, chocolates and other food products. The Company's principal products are COWS(TM) butter toffee candies, demitasse(R) biscuits, RUGER(R) wafers and ELANA(R) Belgian chocolates. The Company also markets SOUP DU JOUR(TM) soups, SOUR FRUIT BURST(TM) fruit-filled hard candies, as well as certain holiday specialty products, such as PIRATE'S GOLD COINS(TM) milk chocolates for Christmas and TOKENS OF LOVE(TM) milk chocolates for Valentine's Day. The Company's marketing strategy, including its packaging of products designed to maximize freshness, taste and visual appeal, emphasizes highly distinctive, premium quality products that are sold at prices that compare favorably to those of competitive products.

Market Overview

         Sales of candy and cookie products in the United States have increased significantly in recent years. According to the United States Department of Commerce, manufacturers' domestic shipments of confectionery products (excluding chewing gum) have grown steadily from approximately $9 billion in 1990 to $12.1 billion in 1996. The Chocolate Manufacturers Association/National Confectioners Association has estimated that total retail sales of confectionery products in the United States in 1996 were more than $21 billion, and industry trade reports project continued growth in these markets into the next century. Despite such growth, the United States ranks only tenth in per capita candy consumption among the industrialized nations. The Company believes that these expanding markets present attractive growth opportunities for its business, and is focusing its strategy on introducing new products in these market categories as well as achieving greater brand recognition and market penetration for all of the Company's products.

         The markets for candy and cookie products are dominated by a number of large, well capitalized corporations. In the candy market, these companies include Hershey Food Corporation, M&M Mars and Nestle S.A. The cookie and biscuit market is dominated by Nabisco, Inc., Keebler Company and Sunshine Biscuits, Inc. In addition to domestic manufacturers, foreign candy and cookie companies, such as Lindt of Switzerland, Bahlsen KG, and Storck, have established their products in this market. The Company believes that the remainder of the market is otherwise highly fragmented, with numerous manufacturers and hundreds of products and distribution channels, such as mass merchandisers, vending companies and gourmet distributors. Management believes that the Company's experience in these markets and distribution channels, coupled with its expanded manufacturing capabilities, positions the Company to capitalize on the growth opportunities in these markets.

Products

         The table below sets forth, for the periods indicated, the approximate revenues (in thousands) and percentages of revenues derived from United States sales of the Company's products in the following categories:

                                       Year Ended July 31,                      Three months ended October 31,
                                       -------------------                      ------------------------------
Product Category                 1996                   1997                    1996                    1997
----------------                 ----                   ----                    ----                    ----
CANDY...............      $4,668       34.7%      $5,572        35.0%     $1,583      32.9%      $1,982        40.8%
COOKIES.............       5,942       44.2        7,641        48.0       1,965      40.8        1,914        39.4
CHOCOLATE...........       2,115       15.7        2,308        14.5         872      18.1          752        15.5
OTHER...............         728        5.4          398         2.5         392       8.2          211         4.3
                         -------       ----       ------       -----      ------     -----       ------       -----
Total(1)............     $13,453       100.0%    $15,919       100.0%     $4,812     100.0%      $4,859       100.0%
                         =======       ======    =======       ======     ======    ======       ======       =====

(1) Includes intercompany sales to Sherwood Overseas of approximately
    $352,000, $370,000, $186,000 and $199,000 for the years ended July 31, 1996 and 1997 and the three months ended October 31, 1996 and 1997, respectively.

         The following is a brief description of the Company's products by category:

         Candy

         COWS(TM): COWS is a line of butter toffee candy offering both a soft and chewy toffee and a dairy butter and cream hard candy. COWS butter toffee candies are made with real dairy butter and cream and are sold in 7 oz. bags, in tubs, and in bulk, and are packed in foil fresh packs to preserve freshness and extend shelf life. COWS butter toffee candies are also packaged as gift items in decorative tins and milk jars.

         COWPOKES(TM) Lollipops: Cowpokes lollipops is a new product first introduced in the fall of 1997. Cowpokes are an extension of the COWS line and are made with a hard dairy butter and cream candy on the outside and a soft, chewy butter toffee on the inside. Cowpokes are available in 7.3 oz. bags and are also distributed in 60-count check-stand display cartons for single-item sales.

         SOUR FRUIT BURST(TM) Hard Candies: SOUR FRUIT BURST is a line of fruit-filled hard candies in a variety of flavors sold in 3 oz. and 12 oz. bags and distributed in a variety of packages.

         Cookies

         RUGER(R) Wafers: RUGER wafers is a line of wafer cookie available in three flavors: chocolate, vanilla, and strawberry and in two sugar free varieties. RUGER wafers are offered in a 7oz. grocery size as well as a 21/8 oz. size in two different shapes in order to assure a proper fit in vending machines slots. The RUGER wafer cookie formula designed by the Company utilizes an aeration process which gives RUGER wafers its very light and delicate filling. RUGER wafers are distributed in a mylar packaging material that resists sunlight and humidity and is designed to preserve freshness and extend shelf life.

         Demitasse(R) Biscuits: Demitasse is a line of tea biscuits offered in a variety of flavors including the traditional tea biscuit, "Petit Beurre" (with real butter), Cinnamon Honey, Coconut and Chocolate. The demitasse biscuit line is certified kosher by the Orthodox Union.

         Chocolate

         ELANA(R) Belgian Chocolates: ELANA Belgian chocolate bars are sold in a variety of flavors, including Mint, Caramel, Mocca, Truffle, White Truffle, Honey Almond, Crispers, and Almonds, and are offered in two sizes (25 grams and 45 grams) for retail stores and vending, and also in a variety of package combinations.

         Countdown to Christmas (TM) Chocolate Calendars: Countdown to Christmas chocolate calendars are recently introduced advent calendars made with 24 milk-chocolate candies behind numbered doors. The calendar is marketed domestically for the Christmas holiday season.

         PIRATE'S GOLD COINS (TM) Foil-Wrapped Chocolate Coins: Pirate's Gold Coins is a milk chocolate candy product designed in coin shapes and wrapped in embossed gold foil. They are offered in two sizes of mesh bags, 2lb. 10oz. tubs and in bulk, and marketed primarily for the Christmas holiday season.

         TOKENS OF LOVE(TM) Chocolate Candies: Tokens of Love is a line of milk chocolate candy product in token shapes, wrapped in foil and containing removable/resusable stickers with expressions of love and friendship. They are offered in two sizes of mesh bags and in bulk, and marketed primarily for Valentine's Day.

         Other

         SOUP DU JOUR(TM) Soups: SOUP DU JOUR Soups is a line of instant powdered soups offered in five different varieties, Chicken Noodle, Spring Vegetable, French Onion, Minestrone and Mushroom, sold in single-serving packets, 3-packet boxes and distributed in a variety of larger size packages.

Suppliers

         The Company currently purchases most of its finished products from third-party manufacturers located in Argentina, Austria and Belgium. For the fiscal year ended July 31, 1997, five manufacturers accounted for approximately 66.8% of product purchases sold domestically, with the producers of COWS butter toffee candies, RUGER wafers, and chocolate products accounting for approximately 30.8%, 20.9% and 15.1%, respectively, of product purchases. The Company's products are manufactured to specific recipe and design specifications developed by the Company. The Company's operations require it to have production orders in place in advance of shipment to the Company's warehouses (product deliveries typically take 60 days). Each of the Company's foreign suppliers generally delivers finished products free on board to a freight forwarder, cargo consolidator or directly to a seaport for transport by steamship. The Company assumes the risk of loss, damage or destruction of products, although the Company maintains cargo insurance. The products are transported to United States seaports and then by rail and truck to one of six regional warehouses used by the Company.

         The Company has entered into agreements with the manufacturers of ELANA(R) Belgian chocolates, PIRATE'S GOLD COINS(TM) milk chocolates and SOUP DU JOUR(TM) soups. Generally, under these agreements, the supplier may not export into the United States, and in certain cases, other countries, any products similar to those produced for the Company. The agreements require the Company to purchase annual minimum volumes at specific prices (which minimums are subject to a reduction and, ultimately, a suspension, in the event of certain price increases by the supplier). The Company currently exceeds these purchase requirements. The Company's supplier agreements require the supplier to maintain product liability insurance with the Company as an additional named insured and are generally terminable on short notice.

         In addition, raw materials necessary for the manufacture of the Company's products at its Chase City facility, including flour, sugar, shortening, butter and flavorings, are purchased from numerous third-party suppliers. The Company anticipates that it will become increasingly dependent on these suppliers for necessary raw materials used in the manufacture of its products.

Customers

         The Company sells its products primarily to mass merchandisers and other retail customers; vending companies; gourmet distributors; and grocery and drug store chains, convenience stores, specialty shops and wholesalers. Domestic sales to mass merchandisers, vending companies and gourmet distributors accounted for approximately 36.18%, 16.84% and 13.86%, respectively, of the Company's revenues for the year ended July 31, 1997. The Company's mass merchandiser customers include Dollar General, K-Mart and 99 Cents Only Stores.

         Vending companies are the Company's second largest customer category. ELANA Belgian chocolates, RUGER wafers, COWS butter toffee candies and SOUR FRUIT BURST are available in vending machines as well as through traditional outlets. The Company believes that the visibility of its products in vending channels enhances market acceptance and consumer appeal of the Company's products in other distribution channels.

         The Company sells its products to numerous gourmet distributors throughout the United States. These distributors in turn sell products to a wide base of gourmet stores. The Company believes that it has been able to penetrate this market segment because of its ability to satisfy consumer demand for premium quality products at prices that are attractive to these distributors. For the same reason, the Company also believes that gift basket producers are a natural extension of the gourmet market.

Distribution

         The Company distributes its products throughout the United States and internationally. The Company's principal market outside the United States is Canada, which accounts for approximately 67% of the Company's international sales. For the year ended July 31, 1997 and the three months ended October 31, 1997, sales of the Company's products in foreign markets accounted for approximately 10.8% and 11.6%, respectively of the Company's revenues. The Company has recently introduced its products in certain countries in the Far East, South America and the Caribbean, and management intends to continue to expand its international marketing efforts by selling products to distributors in these geographic markets. In each country, the Company targets distributors that purchase large quantities of products for mass distribution.

         The Company engages independent food and candy brokers in various regions throughout the United States for marketing to retail customers. These brokers account for a majority of the Company's sales. Food and candy brokers are paid on a commission basis (typically 5%) and are generally responsible in their respective geographic markets for identifying customers, soliciting customer orders and inspecting merchandise on store shelves. As of the date of this Prospectus, the Company had arrangements with approximately 50 food and candy broker organizations. Such arrangements prohibit the brokers from selling competing products. The Company believes the use of food and candy brokers, which typically specialize in specific products and have knowledge of and contracts in particular markets, enhances the quality and scope of the Company's sales operations and permits the Company to limit the significant costs associated with creating and maintaining a direct distribution network. The Company's executive officers and three regional sales managers work with brokers on an individual basis and are responsible for managing the broker network, identifying opportunities and developing sales in their respective territories.

         The Company uses six regional bonded public warehouses that specialize in food and confectionery storage. These warehouses are selected based on proximity to the Company's customers, the ability to provide prompt customer service and efficient and economic delivery. The Company generally sells its products pursuant to customer purchase orders and fills these orders from inventory generally within one to two days of receipt. Because orders are filled shortly after receipt, backlog is not material to the Company's business.
Substantially all of the Company's products are delivered by common carrier.

Manufacturing

         The Company produces demitasse biscuits at its Chase City facility. The facility consists of a brick building with over 70,000 square feet (including a 1,750 square foot office) situated on approximately ten acres in Chase City, Virginia. The facility is accessible to a major seaport and rail lines. The facility is equipped with state-of-the-art equipment for the manufacture and packaging of cookie and candy products. The facility, which currently operates one daily shift, operates at approximately 25% of its productive capacity for the demitasse product. The facility is certified kosher by the Orthodox Union.

         The Company's Vice President, Manufacturing Operations, is responsible for the operations at the facility. The Company currently employs technical and production personnel who have working knowledge of the technical and operational aspects of the Company's production equipment. The Company also employs personnel responsible for conducting quality control testing at the facility via on-site laboratory analysis and quality assurance inspections. The inspectors evaluate the Company's products on the basis of subjective factors such as taste and appearance. The Company monitors the efficiency of the production equipment continuously and the facility is climate controlled.

         The Company intends to use up to $2,000,000 of the proceeds of this offering for the purchase and installation of capital equipment required for the manufacture of additional products at the Chase City facility. The Company also recently completed the installation of equipment designed to manufacture candy products, is currently formulating a product and currently anticipates that it will begin to manufacture this product by February 1998. The Company expects to hire up to ten additional personnel during the twelve months following this offering to operate this equipment. The Company will seek to expand its manufacturing operations by adding products and by developing private label and contract manufacturing capabilities. The Company will be required to hire additional personnel as it expands it operations.

Marketing, Sales and Advertising

         The Company believes that product recognition by retail and wholesale customers, consumers and food brokers is a important factor in the marketing of the Company's products. Accordingly, the Company promotes its products and brand names through the use of attractive promotional materials, including full-color product brochures and newspaper inserts, advertising in trade magazines targeted to the mass merchandisers, vending industry, gourmet trade and gift basket markets, and participation in trade shows. For the year ended July 31, 1997 and the three months ended October 31, 1997, the Company spent $450,446 and $90,078, respectively, on advertising. The Company intends to use up to $800,000 of the proceeds of this offering to expand its marketing and sales efforts primarily by aggressively advertising its brand name products.

         The Company also promotes its products through sales discounts and advertising allowances. The level of promotional programs is generally highest during the initial introduction of a product. As distribution of the new product increases, the Company gradually shifts from promotion to direct advertising to reinforce trade and consumer repeat purchasing. Management believes that these promotional programs have shortened the time periods necessary to achieve market penetration of its products. The Company intends to continue to develop and implement marketing and advertising programs to increase brand recognition of its products and to emphasize favorable pricing compared to competing products. The Company also promotes its products through payments of slotting allowances. Slotting allowances enable the Company to obtain shelf space for its products. Payment of slotting allowances does not assure that a product will continue to be carried beyond an initial period.


Competition

         The Company faces significant competition in the marketing and sale of its products. The Company's products compete for consumer recognition and shelf space with candies, cakes, cookies, chocolates and other food products which have achieved international, national, regional and local brand recognition and consumer loyalty. These products are marketed by companies (which may include the Company's suppliers) with significantly greater financial, manufacturing, marketing, distribution, personnel and other resources than the Company. Certain of such competitors, such as Hershey Food Corporation, M&M Mars, Inc., Nestle, S.A., Nabisco, Inc., Keebler Company and Sunshine Biscuits, Inc., dominate the markets for candy and cookie products, and have substantial promotional budgets which enable them to implement extensive advertising campaigns. The food industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. Competitive factors in these markets include brand identity, product quality, taste and price.

Trademarks

         The Company holds United States trademark registrations for the "ELANA," "RUGER" and "demitasse" names, has filed for trademark registrations for certain other names, including "COWS," and uses other names for which it has not applied for registration. The Company believes that its rights in these names is a significant part of the Company's business and that its ability to create demand for its products is dependent to a large extent on its ability to exploit these trademarks. There can be no assurance as to the breadth or degree of protection which trademarks may afford the Company or that any trademark applications will result in registered trademarks or that trademarks will not be invalidated if challenged. The Company is not aware of any infringement claims or other challenges to the Company's rights to use these marks. Other than Canadian registrations for the "ELANA" and "RUGER" names, the Company does not hold any international trademarks.

Government Regulation

         The Company is subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and by other state and local authorities in jurisdictions in which the Company's products are manufactured or sold. Among other things, such regulation governs the importation, manufacturing, packaging, storage, distribution and labeling of the Company's products, as well as sanitary conditions and public health and safety. Applicable statutes and regulations governing the Company's products include "standards of identity" for the content of specific types of products, nutritional labeling and serving size requirements and general "Good Manufacturing Practices" with respect to manufacturing processes. The Company's Chase City facility and products are subject to periodic inspection by federal, state and local authorities. The Company believes that it is in compliance with all governmental laws and regulations and maintains all permits and licenses required for its operations. Nevertheless, there can be no assurance that the Company will continue to be in compliance with current laws and regulations or that the Company will be able to comply with any future laws and regulations and licensing requirements. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

Insurance

         The Company maintains product liability insurance with limits of $2,000,000 in the aggregate and $1,000,000 per occurrence (with excess coverage of $3,000,000), which it believes is adequate for the types of products currently offered by the Company. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. In the event of a partially or completely uninsured successful claim against the Company, the Company's financial condition and reputation would be materially affected.

Properties

         The Company's corporate headquarters are located in 3,620 square feet of leased office space located at 6110 Executive Boulevard, Rockville, Maryland. This lease commenced on October 14, 1988 and expires November 30, 1998. The current annual rental is approximately $45,000.

         The Company's 70,000 square foot manufacturing facility is located on approximately 10 acres at 807 South Main Street, Chase City Virginia. The Company acquired the real estate and building in April 1996.

Employees

         As of October 31, 1997, the Company employed a total of 54 full-time employees and no part-time employees, with 18 full-time employees employed at the principal offices in Rockville, Maryland, 36 full-time employees employed at the Chase City facility. The Company's employees are not represented by any labor union.
The Company believes that its relations with its employees are good.

Legal Proceedings

         The Company is from time to time involved in litigation incidental to the conduct of its business. The Although the Company is not currently a party to any legal proceedings, there can be no assurance that the Company will not be a party to litigation in the ordinary course of business.

                                   MANAGEMENT


Directors and Executive Officers

         The following are the directors and executive officers of the
Company:

Name                                                  Age        Position
----                                                  ---        --------

Uziel Frydman......................................    61        Chairman, President and Chief Executive Officer
Anat Schwartz......................................    37        Secretary and Vice President Finance
Amir Frydman.......................................    35        Director, Treasurer and Vice President Marketing and
                                                                    Product Development
James F. Rogers....................................    48        Vice President, Manufacturing Operations
Douglas A. Cummins.................................    55        Director


         Uziel Frydman has been the President and Chief Executive Officer of the Company and each of its subsidiaries since inception. Mr. Frydman has served as the Chairman of the Board of Directors of the Company since December, 1997. Mr. Frydman served as Director of Marketing and Planning Sciences at R.J. Reynolds Tobacco Company from 1977 to 1980, and prior to that, as Manager, Planning and Operations Improvement at Lever Brothers Company from 1971 to 1977. He also served as Projects Manager at Sperry & Hutchinson Company and as an independent consultant to local governments in Turkey, Burma and Sierra Leone from 1962 to 1965. Mr. Frydman was an adjunct professor at the Graduate School of Business at Rutgers University from 1970 to 1975. Mr. Frydman earned a Masters of Business Administration, Management Science degree from Case Western Reserve University in 1968 and a Bachelor of Science degree in Civil Engineering from Technion Institute of Technology, Haifa, Israel in 1960. Mr. Frydman is the father of Anat Schwartz and Amir Frydman.

         Anat Schwartz has been Secretary and Vice President, Finance of the Company since January 1996 and Sherwood Brands, LLC (and its predecessors) since 1988, and has been a director of Sherwood Brands Overseas, Inc. since 1993. Prior to joining the Company, in 1988, Ms. Schwartz served as Manager, Loan Syndications and Asset Sales for the Bank of Montreal and from 1983 to 1988, as a Team Leader, Communications/Media Group, and Account Officer, Southeastern United States. Ms. Schwartz earned a Masters of Business Administration, Finance/Health Care degree from Bernard Baruch College in 1983 and a Bachelor of Arts degree from Wake Forest University in 1981.

         Amir Frydman has been a director of the Company and has served as Treasurer and Vice President, Marketing and Product Development since 1985. Prior to joining the Company, Mr. Frydman was Commercial Branch Manager at NCNB National Bank of Florida, from 1984 to 1985. Mr. Frydman earned a Bachelor of Arts degree from the University of North Carolina in 1983.

         James F. Rogers has been Vice President, Manufacturing Operations since July 1996. Prior to joining the Company, from 1993 to June, 1996, Mr. Rogers was Director of Operations for Mission Foods, Inc., a subsidiary of Grama Corporation, where he was responsible for plant management. Prior to that, from 1989, Mr. Rogers was a General Plant Manager for Sunshine Biscuits, Inc.

         Douglas A. Cummins has been a director of the Company since December 1997. In 1996, Mr. Cummins served as President and Chief Executive Officer of the Ligget Group, a manufacturer and distributor of cigarettes. Prior to that, from 1993 to 1996, Mr. Cummins served as President and Chief Executive Officer of North Atlantic Trading Co, a cigarette paper manufacturer and distributor. From 1990 to 1993, Mr. Cummins served as the President and Chief Executive Officer of Decision Marketing, an advertising and consulting firm. From 1984 to 1990, Mr. Cummins served as the President and Chief Operating Officer of Salem Carpet Mills, a carpet manufacturer, and from 1981 to 1984, served as President of Stellar Group, a consulting firm. From 1973 to 1981, Mr. Cummins was Director of Marketing International and Vice President Marketing, Foods at R.J. Reynolds Industries. Mr. Cummins currently sits on the Boards of Gold Leaf Tobacco Corp., Q.E.P. Company, Inc., Smokey Mountain Products, Inc. and the Fort Ticonderoga Association. Mr. Cummins earned a Masters of Business Administration degree from Columbia University in 1966 and a Bachelor of Arts degree from Harvard University in 1964.

         The Company's directors hold office until the next annual meeting of the Company's shareholders and directors, respectively. The Company's officers are elected annually by the Company's Board of Directors and serve at the Board's discretion.

         The Company intends to appoint two additional independent members to its Board of Directors prior to the consummation of this offering. The Company also intends to establish a Compensation Committee and an Audit Committee of the Board of Directors prior to consummation of the offering.

         The Company has also agreed, for a period of three years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and shareholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

Executive Compensation

         The following table sets forth compensation paid by the Company during the fiscal years ended July 31, 1997, 1996 and 1995 to its Chief Executive Officer and its other officer who received compensation in excess of $100,000 for such fiscal years.

                           Summary Compensation Table


                                                                                     Annual Compensation
                                                                      ---------------------------------------------------
                                                                                                             Other Annual
       Name and Principal Position             Fiscal Year            Salary                Bonus            Compensation
       ---------------------------             -----------            ------                -----            ------------

Uziel Frydman, Chairman,  President and           1997              $108,170                 (1)                  (1)
   Chief Executive Officer                        1996               102,794
                                                  1995               101,642


Amir   Frydman,   Treasurer   and  Vice           1997               118,646                 (1)                  (1)
   President   Marketing   and  Product           1996               106,059
   Development                                    1995                97,971

----------------------
(1) No bonuses or other compensation were received by the individuals named above.

         The Company did not grant any options to its executive officers during the year ended July 31, 1997. See "Management -- 1998 Stock Option Plan."

Key Man Life Insurance

         The Company maintains a $1 million key man life insurance policy on Uziel Frydman, the Company's Chairman, President and Chief Executive Officer.

Employment Agreements

         The Company intends to enter into employment agreements with its Messrs. Uziel Frydman and Amir Frydman and Ms. Anat Schwartz prior to the consummation of this offering.

1998 Stock Option Plan

         In January 1998, the Company's shareholders approved a stock option plan (the "Option Plan") pursuant to which 350,000 shares of Class A Common Stock have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) nonqualified options. ISOs may be granted under the Option Plan to officers and employees of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

         The purpose of the Option Plan is to encourage stock ownership by certain directors, officers and employees of the Company and other persons instrumental to the success of the Company. The Option Plan is intended to qualify under Rule 16b-3 under the Securities Exchange Act of 1934, and is administered by the Board of Directors. The Board, within the limitations of the Option Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, and the time, manner and form of payment upon exercise of an option.

         ISOs granted under the Option Plan may not be granted at a price less than the fair market value of the Class A Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Non-qualified options granted under the Option Plan may not be granted at a price less than the fair market value of the Class A Common Stock on the date of grant. Options granted under the Option Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

         As of the date of this Prospectus, options to purchase 140,000 shares of Class A Common Stock have been granted under the Option Plan at an exercise price of $5.95 per share of which options to purchase 35,000 shares have been granted to each of Uziel Frydman, Amir Frydman, Anat Schwartz, each and executive officer of the Company, and to Ilana Frydman, the wife of Uziel Frydman and an employee of the Company. These options are exercisable as to one-third of the shares covered thereby on the first, second and third anniversaries of the date of such grant.

Employee Benefit Plan

         Effective August 1, 1997, the Company established a 401(k) and profit sharing plan (the "Plan"). The Plan provides that the Company may elect in its sole discretion to make contributions and/or distributions of up to 15% of employee compensation. As of the date of this Prospectus, the Company has not made any contributions or distributions under the Plan.

Exculpatory Provisions and Indemnification

         As authorized by the North Carolina Business Corporations Act (the "NCBCA"), the Company's Amended and Restated Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for any breach of duty based upon an act or omission that the director or officer at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation. In addition, the Company intends to enter into agreements to indemnify its directors and executive officers prior to the consummation of this offering. The Company also intends to obtain directors and officers liability insurance naming the Underwriter as an additional insured prior to the consummation of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information, immediately prior to the consummation of this offering and as adjusted to reflect the sale by the Company of the 1,550,000 shares offered hereby (based on information obtained from the persons named below), relating to the beneficial ownership of shares of Class A Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Class A Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group.


                                                                                Percentage of Shares Beneficially Owned
                                                 Amount and Nature of         -----------------------------------------
             Name and Address(1)                Beneficial Ownership(2)       Before Offering            After Offering
             -------------------                -----------------------       ---------------            --------------

Uziel Frydman(3) ...........................            2,000,000(3)                      93.0%                     54.1%(3)
Anat Schwartz (4) .......................                  75,000                          3.5                       2.0
Amir Frydman (5) ........................                  75,000                          3.5                       2.0
Douglas Cummins..........................                       0                          0                         0
All  directors  and  executive  officers as a
   group (5 persons)(3)(4)(5) ..............            2,150,000                        100.0%                     58.1%

----------------------
*  Less than 1%
(1) Unless otherwise indicated, the address for each named individual or group is in care of Sherwood Brands, Inc., 6110 Executive Blvd., Suite 1080, Rockville, Maryland 20852.
(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised and converted.
(3) Includes 1,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock. Since each share of Class B Common Stock entitles the holder to seven votes per share on all matters submitted to a vote of shareholders, Mr. Frydman will retain 75% of the voting control of the Company. If the over-allotment option is exercised in full, Mr. Frydman will own 1,767,500 shares of Common Stock, or 48% of the outstanding shares of Common Stock and will retain 73% of the voting control of the Company. Does not include 35,000 shares of Common Stock issuable upon the exercise of options issued under the Option Plan at a price of $5.95 per share.
(4) Does not include 35,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.95 per share.
(5) Does not include 35,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.95 per share.

                              CERTAIN TRANSACTIONS

         Uziel Frydman, President and Chief Executive Officer of the Company, has personally guaranteed the repayment of all of the Company's indebtedness. The Company will seek to release Mr. Frydman from his personal guarantee to the Bank following this offering.

         In 1991, the Company issued the Related Party Note to Ilana Frydman, an employee of the Company and the wife of Uziel Frydman, the Chairman, President, and Chief Executive Officer of the Company, in the principal amount of $1,500,000. The Related Party Note accrues interest at 9% and is due upon demand after July 31, 1998. As of October 31, 1997, the outstanding principal and interest on the Related Party Note was $667,394. The Company intends to use a portion of the net proceeds of this offering to pay all of the remaining principal and interest on the Related Party Note.

         Any future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain shareholder approval or fairness opinions in connection with any such transaction.

                            DESCRIPTION OF SECURITIES

Capital Stock

   General

         The Company is authorized to issue 30,000,000 shares of Class A Common Stock, par value $.01 per share, 5,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there are 1,150,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock outstanding.

   Class A Common Stock

         The holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any Preferred Stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution of the Company, the holders of Class A Common Stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of any Preferred Stock then outstanding. The holders of Class A Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of Class A Common Stock are subject to, and may be adversely affected by, the right of the holders of any shares of Preferred Stock which the Company may designate in the future.

   Class B Common Stock

         The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of the Class B Common Stock entitles the holder to seven votes on each matter submitted to a vote of the shareholders. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to a vote of the shareholders. Neither the Class A Common Stock nor the Class B Common Stock has cumulative voting rights.

         Class B Common Stock will be convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder commencing 180 days after the consummation of this offering, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock upon transfer to a non-affiliate of the holder or the Company. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

   Preferred Stock

         The authorized but undesignated shares of Preferred Stock may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, prevent or substantially delay a change of control, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no current plans to issue any Preferred Stock.

Redeemable Warrants

         Each Warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one share of Class A Common Stock at a price of $7.50, subject to adjustment in certain circumstances, at any time from the date that is thirteen months after the date hereof and until 5:00 p.m., Eastern Time on , 2002. The Warrants will be separately transferable immediately upon issuance.

         The Warrants are redeemable by the Company at any time commencing , 1999, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Class A Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice (the "Call Date") has been at least 134% (currently $10.05, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company, Continental Stock Transfer & Trust Company, as warrant agent, and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Class A Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Class A Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The Warrants may be exercised upon surrender of the Warrant certificate during the exercise period at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock.

         No Warrant will be exercisable unless at the time of exercise the Company has declared effective a current registration statement with the Commission covering the shares of Class A Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

         No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Class A Common Stock on the last trading day prior to the exercise date.

North Carolina Anti-Takeover Statutes

         The Company's Certificate of Incorporation and Bylaws include provisions which may have the effect of discouraging non-negotiated takeover attempts by delaying or preventing changes in control of management of the Company. These provisions include, in addition to the provision for Preferred Stock, no cumulative voting and a denial of the ability of shareholders to call special meetings of shareholders.

         North Carolina has enacted legislation that may deter or frustrate takeovers of corporations. The North Carolina Control Share Acquisition Act applies to public companies incorporated in North Carolina that meet certain additional requirements, including (i) over 40% of the corporation's assets located in North Carolina, (ii) over 10% of its shareholders residing in North Carolina or over 10% of its shares held by residents of North Carolina, and
(iii) over 40% of its employees are North Carolina residents. This Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The North Carolina Shareholder Protection Act applies to North Carolina corporations and generally requires 95% approval by disinterested directors or shareholders of certain specified "multi-staged" takeover transactions between a corporation and holders of more than 20% of the outstanding voting shares of the corporation (or their affiliates).

Transfer Agent and Warrant Agent

         The transfer agent for the Class A Common Stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

Reports to Shareholders

         The Company intends to file a registration statement with the Securities and Exchange Commission to register its Class A Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act prior to the date of this Prospectus and has agreed with the Underwriter that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this offering, the Company will have 2,700,000 shares of Class A Common Stock outstanding (assuming no exercise of the Warrants) and 1,000,000 shares of Class B Common Stock outstanding. All 1,550,000 of the shares of Class A Common Stock being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. The remaining 1,150,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were acquired by the shareholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. The 2,150,000 restricted shares of Common Stock (Class A and Class B inclusive) will become eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule, on various dates commencing 90 days following the date of this Prospectus. The Company and its current shareholders have agreed not to sell or otherwise dispose of any securities of the Company beneficially owned by them for a period of 18 months from the date of this Prospectus, without the prior written consent of the Underwriter and, that for an additional period of 12 months thereafter, all sales of Common Stock of the Company shall be made only in accordance with limitations of Rule 144 applicable to affiliates' sales of restricted shares. See "Underwriting."

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on the Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for a least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         Prior to this offering, there has been no market for the Class A Common Stock or Warrants and no prediction can be made as to the effect, if any, that public sales of shares of Class A Common Stock or the availability of such shares for sale will have on the market prices of the Class A Common Stock and the Warrants prevailing from time to time. Nevertheless, the possibility that substantial amounts of Class A Common Stock may be sold in the public market may adversely affect prevailing market prices for the Class A Common Stock and the Warrants and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING

         Paragon Capital Corporation (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,550,000 shares of Class A Common Stock and 775,000 Warrants offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the shares of Class A Common Stock and Warrants offered hereby if any of such securities are purchased. The shares of Class A Common Stock and Warrants are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

         The Underwriter has advised the Company that it proposes to offer the shares of Class A Common Stock and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions, not in excess of $ per share of Class A Common Stock and $ per Warrant, of which not in excess of $ per share of Class A Common Stock and $ per Warrant may be reallowed to other dealers who are members of the NASD.

         The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 116,250 additional Warrants and Mr. Uziel Frydman has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 232,500 shares of Class A Common Stock at the public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise these options in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Class A Common Stock and/or Warrants offered hereby.

         The Company has agreed to pay the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds of this offering, of which $50,000 has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares of Class A Common Stock and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

         The Company has agreed to sell to the Underwriter and its designees for an aggregate of $100, warrants (the "Underwriter's Warrants") to purchase up to 155,000 shares of Class A Common Stock at an exercise price of $7.14 per share (120% of the public offering price per share) and up to 77,500 Warrants (each exercisable to purchase one share of Class A Common Stock at a price of $7.50 per share) at an exercise price of $.12 per Warrant (120% of the public offering price per Warrant). The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Class A Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Class A Common Stock or the underlying warrants, or the shares of Class A Common Stock issuable upon exercise of such underlying warrants may be deemed additional underwriting compensation. The Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants, the shares of Class A Common Stock and warrants underlying the Underwriter's Warrants, and the shares of Class A Common Stock issuable upon exercise of the underlying warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

         The Company has also agreed, for a period of three years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and shareholders have agreed to vote their shares of Class A Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

         In addition, the Company has agreed to enter into a consulting agreement to retain the Underwriter as a financial consultant for a period of two years from the consummation of this offering at an annual fee of $48,000 per year, with the fee for the first year payable in advance upon completion of this offering, with the remaining $48,000 payable monthly in $2,000 installments, commencing on the first day of the month following the date of this Prospectus. The consulting agreement will not require the consultant to devote a specific amount of time to the performance of its duties thereunder. In the event that the Underwriter originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction.

         The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Class A Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by the Underwriter; or (v) the solicitation of exercise of the Warrants was in violation of Regulation M.

         The Company and all of its current shareholders, officers and directors have agreed not to sell or otherwise dispose of any securities of the Company beneficially owned by them for a period of 18 months from the date of this Prospectus, without the prior written consent of the Underwriter. In addition, the current shareholders, officers and directors have agreed that for an additional period of 12 months thereafter, all sales of Common Stock of the Company shall be made only in accordance with limitations of Rule 144 applicable to affiliates' sales of restricted shares, unless waived by the Underwriter.

         The Underwriter has advised the Company that it does not expect sales made to discretionary accounts to exceed 1% of the securities offered hereby.

         The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

         Prior to this offering, there has been no public trading market for the Class A Common Stock or Warrants. Consequently, the initial public offering price of the Class A Common Stock and Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in determining these prices were the Company's financial condition and prospects, market prices of similar securities of comparable publicly-traded companies and the general condition of the securities market.

         In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Class A Common Stock and Warrants. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Class A Common Stock and Warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock and Warrants, the Underwriter may bid for, and purchase shares of Class A Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in the offering, if the Underwriter repurchases previously distributed Class A Common Stock and Warrants in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.
                                       41

                                  LEGAL MATTERS

         The legality of the securities offered by this Prospectus will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida. Tenzer Greenblatt LLP, New York, New York, has acted as counsel to the Underwriter in connection with this offering.

                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been audited by BDO Seidman, LLP independent auditors as stated in their report appearing herein and have been included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, filed as a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549; and at the following regional offices: Midwest Regional Office, Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511, and the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

         Upon consummation of this offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS
                     SHERWOOD BRANDS, INC. AND SUBSIDIARIES


Independent Auditors' Report.......................................................................    F-2

Consolidated Financial Statements:

     Consolidated balance sheets at July 31, 1996, 1997 and October 31, 1997 (unaudited)...........    F-3

     Consolidated statements of operations for the years ended July 31, 1996, 1997 and the
        three months ended October 31, 1996 and 1997 (unaudited)...................................    F-5

     Consolidated statements of stockholder's equity for the years ended July 31, 1996, 1997 and
        the three months ended October 31, 1997 (unaudited)........................................    F-6

     Consolidated statements of cash flows for the years ended July 31, 1996, 1997 and the
        three months ended October 31, 1996 and 1997 (unaudited)...................................    F-7

     Summary of Accounting Policies................................................................    F-9

     Notes to consolidated financial statements....................................................   F-12


Independent Auditors' Report

Shareholder
Sherwood Brands, Inc.
  and Subsidiaries
Rockville, Maryland


We have audited the accompanying consolidated balance sheets of Sherwood Brands, Inc. and Subsidiaries as of July 31, 1997 and 1996 and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sherwood Brands, Inc. and Subsidiaries at July 31, 1997 and 1996 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                            BDO Seidman, LLP


Washington, D.C.
October 7, 1997,
Except for Note 18,
the date of which
is December 12, 1997




                                                                              July 31,               October 31,
                                                                    --------------------------      ------------
                                                                    1996                 1997           1997
                                                                                                     (unaudited)
-------------------------------------------------------------------------------------------------------------------
Assets

Current assets
  Cash and cash equivalents (Note 6)                     $       869,924    $         614,109  $         812,402
  Accounts receivable, less allowance of
    $21,900 and $23,400 and $27,800 (Note 6)                   2,109,995            2,101,950          2,969,369
  Insurance settlement receivable (Note 4)                       262,574              262,574                  -
  Inventory (Notes 3 and 6)                                    2,892,510            3,412,962          3,037,058
  Other current assets                                                98               46,062             64,822
  Deferred taxes on income (Note 10)                                   -              170,700            170,700
-------------------------------------------------------------------------------------------------------------------
Total current assets                                           6,135,101            6,608,357          7,054,351
-------------------------------------------------------------------------------------------------------------------
Net property and equipment
  (Notes 5, 7, 8 and 9)                                        1,644,322            2,335,556          2,299,522
-------------------------------------------------------------------------------------------------------------------
Deposits                                                          22,738             19,447             16,247
-------------------------------------------------------------------------------------------------------------------
Total assets                                             $     7,802,161    $       8,963,360  $       9,370,120
-------------------------------------------------------------------------------------------------------------------

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                                     Consolidated Balance Sheets

                                                                              July 31,               October 31,
                                                                    --------------------------      ------------
                                                                    1996                 1997           1997
                                                                                                     (unaudited)
-------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholder's Equity

Current liabilities
  Line of credit (Note 6)                                 $      744,589      $     1,644,589    $     1,044,589
  Current portion of long-term debt (Note 8)                      15,000              145,000            145,000
  Current portion of subordinated debt (Note 9)                   46,447               85,757             88,760
  Accounts payable (Note 2)                                    2,796,169            2,124,764          2,742,104
  Accrued expenses                                               100,233              198,012            243,517
  Income taxes payable                                            36,000              190,500            274,693
  Deferred taxes on income (Note 10)                              88,000                    -                  -
-------------------------------------------------------------------------------------------------------------------

Total current liabilities                                      3,826,438            4,388,622          4,538,663
-------------------------------------------------------------------------------------------------------------------

Long-term debt (Note 8)                                          920,000            1,355,000          1,355,000

Subordinated debt (Note 9)                                       601,242              515,485            491,585

Deferred taxes on income (Note 10)                                 1,000              108,600            108,600

Due to related parties (Note 11)                               1,064,288              903,180            667,394
-------------------------------------------------------------------------------------------------------------------


Total liabilities                                              6,412,968            7,270,887          7,161,242
-------------------------------------------------------------------------------------------------------------------


Commitments (Note 12)

Stockholder's equity (Notes 1 and 18)
  Preferred Stock, $.01 par value, 5,000,000
      shares authorized; no shares issued
      or outstanding                                                   -                    -                  -
  Common Stock, Class A, $.01 par value,
      30,000,000 shares authorized, 1,150,000
      shares issued and outstanding                               11,500               11,500             11,500
  Common Stock, Class B, $.01 par value,
      5,000,000 shares authorized, 1,000,000
      shares issued and outstanding                               10,000               10,000             10,000
  Additional paid-in capital                                     247,000              247,000            247,000
  Retained earnings                                            1,120,693            1,423,973          1,940,378
-------------------------------------------------------------------------------------------------------------------


Total stockholder's equity                                     1,389,193            1,692,473          2,208,878
-------------------------------------------------------------------------------------------------------------------


Total liabilities and stockholder's equity                $    7,802,161      $     8,963,360    $     9,370,120
-------------------------------------------------------------------------------------------------------------------

               See accompanying summary of accounting polices and
                  notes to consolidated financial statements.

                                                          Sherwood Brands, Inc.
                                                               and Subsidiaries

                                          Consolidated Statements of Operations






                                                                                              Three months
                                              Years ended July 31,                          ended October 31,
                                         ----------------------------                   ---------------------
                                             1996                 1997                 1996                   1997
-------------------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)

Net sales                         $    14,638,496      $    17,424,243        $   5,275,204        $     5,272,474
-------------------------------------------------------------------------------------------------------------------
Cost of sales                          10,864,782           12,570,606            4,106,903              3,466,006
-------------------------------------------------------------------------------------------------------------------
Gross profit                            3,773,714            4,853,637            1,168,301              1,806,468
-------------------------------------------------------------------------------------------------------------------
Selling, general and
  administrative expenses               2,342,330            2,680,897              576,972              681,035

Pre-production costs
  (Note 16)                               212,089              769,585              522,632                 54,124

Salaries and related
  expenses                                937,893            1,180,522              246,469                272,489
-------------------------------------------------------------------------------------------------------------------

Total operating expenses                3,492,312            4,631,004            1,346,073              1,007,648
-------------------------------------------------------------------------------------------------------------------
Income (loss) from
  operations                              281,402              222,633             (177,772)               798,820
-------------------------------------------------------------------------------------------------------------------
Other income (expense)
  Interest income                          26,023               26,073                4,558                  3,126
  Interest expense                       (189,961)            (273,511)             (41,043)               (67,298)
  Insurance claim, net (Note 4)           223,605              364,028              (35,082)                40,634
  Other (expense) income                    1,336              (12,843)             (11,650)                 7,123
-------------------------------------------------------------------------------------------------------------------
Total other income (expense)               61,003              103,747              (83,217)               (16,415)
-------------------------------------------------------------------------------------------------------------------

Income (loss) before provision
  (benefit) for taxes
  on income                               342,405              326,380             (260,989)               782,405

Provision (benefit) for taxes
  on income (Note 10)                      71,700               23,100              (88,600)               266,000
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                 $       270,705      $       303,280        $    (172,389)       $       516,405
-------------------------------------------------------------------------------------------------------------------
Net income (loss) per
  common share                    $          .13       $          .14         $        (.08)       $           .24
-------------------------------------------------------------------------------------------------------------------

Weighted average common
  shares outstanding                    2,150,000            2,150,000            2,150,000              2,150,000
-------------------------------------------------------------------------------------------------------------------

            See accompanying summary of accounting policies and notes
                     to consolidated financial statements.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                Consolidated Statements of Stockholder's Equity






                                                     Common Stock
                                       --------------------------------------
                                           Class A                Class B         Additional
                                      ----------------       ----------------      Paid-in     Retained
                                     Shares     Amount       Shares     Amount     Capital     Earnings         Total
-----------------------------------------------------------------------------------------------------------------------
Balance, at August 1, 1996         1,150,000   $ 11,500    1,000,000    $10,000   $ 247,000   $  849,988   $ 1,118,488
----------------------------------------------------------------------------------------------------------------------
Net income                                 -          -            -          -           -      270,705       270,705
-----------------------------------------------------------------------------------------------------------------------
Balance, at July 31, 1996          1,150,000     11,500    1,000,000     10,000     247,000    1,120,693     1,389,193
-----------------------------------------------------------------------------------------------------------------------
Net income                                 -          -            -          -           -      303,280       303,280
-----------------------------------------------------------------------------------------------------------------------
Balance, at July 31, 1997          1,150,000     11,500    1,000,000     10,000     247,000    1,423,973     1,692,473
-----------------------------------------------------------------------------------------------------------------------
Net income, three months ended
  October 31, 1997 (unaudited)             -          -            -          -           -      516,405       516,405
-----------------------------------------------------------------------------------------------------------------------
Balance, at October 31, 1997
  (unaudited)                      1,150,000   $ 11,500    1,000,000    $10,000   $ 247,000   $1,940,378   $ 2,208,878
-----------------------------------------------------------------------------------------------------------------------


                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows





                                                                                              Three Months
                                                         Years Ended July 31,                 Ended October 31,
                                                      ------------------------          -----------------------
                                                      1996               1997            1996                1997
-------------------------------------------------------------------------------------------------------------------
                                                                                                 (unaudited)
Cash flows from operating
  activities
  Net income (loss)                         $      270,705      $     303,280      $ (172,389)   $        516,405
  Adjustments to reconcile net
    income to net cash provided
    by (used in) operating activities
    Depreciation expense                            55,338            121,557          27,400              36,034
    Deferred income taxes                          146,700           (151,100)              -                   -
    Unrealized (gain) loss on
      foreign currency exchange                     22,077            (84,519)          2,504             (29,957)
    Loss on disposal of fixed asset                      -              3,405               -                   -
    Provision for inventory allowance                    -            (18,192)              -                   -
    Provision for doubtful accounts                 33,933             72,606              65               4,356
    Write-off of accounts receivable               (31,015)           (71,084)              -                   -
    (Increase) decrease in assets
      Accounts receivable                         (203,071)             6,523        (647,140)           (871,775)
      Inventory                                    730,122           (502,260)       (546,807)            375,904
      Insurance settlement receivable             (262,574)                 -               -             262,574
      Other current assets                          42,289            (45,964)        (92,223)             46,062
      Other assets                                 (14,178)             3,291               -             (61,622)
    Increase (decrease) in liabilities
      Accounts payable                            (749,677)          (586,886)      1,084,960             647,297
      Accrued expenses                              25,419             97,779         260,362              45,505
      Accrued interest to related parties           33,302             38,892
      Income taxes payable                          36,000            154,500         (88,600)             84,193
-------------------------------------------------------------------------------------------------------------------

Net cash (used in) provided by
  operating activities                             135,370           (658,172)       (171,868)          1,054,976

-------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Capital expenditures                          (1,649,386)          (816,196)       (243,043)                  -
-------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities           (1,649,386)          (816,196)       (243,043)                  -
-------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Borrowings on line of credit                   4,083,986          2,300,000       1,000,000                   -
  Repayments on line of credit                  (4,103,397)        (1,400,000)       (650,000)           (600,000)
  Proceeds from issuance of long-term debt       1,585,000            580,000               -                   -
  Payments on debt                                  (2,311)           (61,447)         (7,014)            (20,897)
  Borrowings from related parties                  200,000                  -           2,865             125,000
  Payments to related parties                            -           (200,000)                           (360,786)
-------------------------------------------------------------------------------------------------------------------

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows



                                                                                             Three Months
                                                        Years Ended July 31,                Ended October 31,
                                                       ----------------------         -----------------------
                                                        1996             1997          1996                  1997
-------------------------------------------------------------------------------------------------------------------
                                                                                                (unaudited)

Net cash provided by financing
  activities                                $      1,763,278    $   1,218,553   $   345,851     $        (856,683)
-------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and
  cash equivalents                                   249,262         (255,815)      (69,060)              198,293

Cash and cash equivalents, at beginning
  of period                                          620,662          869,924       869,924               614,109
-------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, at end
  of period                                 $        869,924    $     614,109   $   800,864     $         812,402
-------------------------------------------------------------------------------------------------------------------


            See accompanying summary of accounting policies and notes
                     to consolidated financial statements.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies

                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)







Basis of                      The consolidated financial statements include the
Presentation                  accounts of Sherwood Brands, Inc. and its
                              wholly-owned subsidiaries, Sherwood Brands, LLC and Sherwood Brands Overseas, Inc. ("Overseas")
                              (collectively, the "Company"). All material inter-company transactions and balances have been eliminated in consolidation. Subsequent to July
                              31, 1997, Sherwood Foods, Inc. changed its name to
                              Sherwood Brands, Inc. (See Note 1).


Organization and              Sherwood Brands, Inc. (formerly Sherwood Foods,
Description of                Inc.) was incorporated in December 1982 in the
Business                      state of North Carolina. Sherwood Brands, Inc.
                              manufactures its own line of confectionery products, Demitasse(R) biscuits and is developing and installing a new product line of candies.
                              Sherwood Brands, Inc. was inactive from 1987 until April 1996, when it acquired the building and equipment for its manufacturing plant.

                              Sherwood Brands, Inc. is the owner of Sherwood Brands, LLC, a Maryland limited liability company. Sherwood Brands, LLC markets and distributes its own lines of confectionery products in the United States.

                              Overseas (a wholly-owned subsidiary of Sherwood Brands, LLC) was incorporated in July 1993 in the Bahamas to market and distribute the Sherwood lines of confectionery products internationally. Sherwood Brands, LLC and Overseas purchase confectionery products from Sherwood Brands, Inc. as well as third party suppliers.


Interim                       The financial information as of October 31, 1997
Financial                     and for the three months ended October 31, 1996
Information                   and 1997 is unaudited. In the opinion of
                              management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies

                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)






Cash Equivalents              For purposes of the statement of cash flows, the
                              Company considers highly liquid investments with maturities at original date of acquisition of three months or less to be cash equivalents.


Inventory                     Inventory consists of raw materials and
                              finished goods and is stated at the lower of cost or market. Cost is determined by the FIFO
                              (first-in, first-out) method.

Property and                  Property and equipment are stated at cost.
Equipment                     Depreciation is computed using accelerated and
                              straight-line methods over the estimated useful lives of the individual assets which range from five to twenty years for machinery and equipment to thirty years for the building.


Revenue                       Sales are recognized upon shipment of products.
Recognition


Income Taxes                  Income taxes are calculated using the liability
                              method specified by Statement of Financial
                              Accounting Standards No. 109, "Accounting for
                              Income Taxes."


Use of Estimates              The preparation of financial statements in
                              conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.
                              Actual results could differ from those estimates.

Financial                     Financial instruments of the Company include
Instruments                   long-term debt. Based upon current borrowing rates
                              available to the Company, estimated fair values of these financial instruments approximate their recorded amounts.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies

                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)



Recent                        In October 1995, the Financial Accounting
Accounting                    Standards Board issued Statements of Financial
Pronouncements                Accounting Standards No. 123, Accounting for
                              Stock-Based Compensation ("SFAS 123"). SFAS 123
                              will begin to affect the Company in fiscal 1998 with the establishment of the 1998 Stock Option
                              Plan. The Company will adopt only the disclosure provisions of SFAS 123 for stock issued to employees and will account for such stock-based compensation using the intrinsic value method set forth in APB Opinion 25.

                              In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 provides a different method of calculating earnings per share than is currently used in APB Opinion 15. SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to existing fully diluted earnings per share. The Company believes adopting SFAS 128 will not have a material effect on its calculation of earnings per share. The Company will adopt the provisions for computing earnings per share set forth in SFAS 128 for its quarter ending, January 1998.


Net Income (Loss)             Net income (loss) per common share is computed
per Common                    based on the weighted average number of common
Share                         shares outstanding, after giving effect to the
                              stock split as described in Note 18.


                              Supplementary proforma net income per share for the years ended July 31, 1996 and 1997 and the three months ended October 31, 1996 and 1997 of $.11, $.12, $(.07) and $.21, respectively, is based upon the weighted number of shares of common stock used in the calculation of earnings per share increased by the sale of 280,234 shares assuming an initial offering price of $5.95, the proceeds of which would be necessary to reduce borrowings of $1,667,394.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)






1.    Merger                  Effective July 25, 1997, Sherwood Brands, Inc.
                              merged into Sherwood Foods, Inc. with Sherwood
                              Foods, Inc. being the surviving corporation.
                              Sherwood Foods, Inc. subsequently changed its name to Sherwood Brands, Inc. Since both corporations were owned 100% by the sole shareholder, the transaction is treated like a pooling and all accounts have been combined retroactively for all periods presented. Sherwood Brands, Inc., previously a December 31 year end, changed its fiscal year end to July 31.


2.    Foreign                 The Company purchases products from foreign
      Currency                manufacturers under terms that provide for the
      Transactions            payment of goods in foreign currency approximately
                              60 to 90 days from the invoice date. The goods are recorded at cost in equivalent United States dollars at the exchange rate in effect on the invoice date. The difference between the recorded cost and the amount required for payment is reflected as a realized foreign currency transaction gain or loss. Based on exchange rates in effect at July 31, 1996 and 1997 and October
                              31, 1996 and 1997, a provision for unrealized foreign currency transaction loss (gain) of $22,077, ($84,519), $2,504 and ($29,957), respectively, on the future payment of open invoices is included in the financial statements as cost of goods sold.


3. Inventory                  Inventory consists of the following:

                                                                July 31,                       October 31,
                                                        -------------------------------        -----------
                                                           1996              1997                 1997
                               ------------------------------------------------------------------------------


                               Raw materials      $           -         $     184,921       $    200,927
                               Work in progress               -                     -             15,800
                               Finished goods         2,892,510             3,228,041          2,820,331
                               ------------------------------------------------------------------------------


                                                  $   2,892,510         $   3,412,962       $  3,037,058
                               ------------------------------------------------------------------------------



4.    Insurance               In 1991, the Company filed suit against its
      Settlement              insurance company for reimbursement of legal costs
      Receivable              related to a vendor dispute. In 1996 the Company
                              recorded a receivable of $262,574 in anticipation of settlement. In February 1997, the Company was awarded a partial payment from the insurance company for $464,026, net of approximately
                              $100,000 in legal fees, per the terms of the settlement agreement.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)





                              The Company was further involved in a dispute with the insurance company relating to reimbursement of additional legal costs. During the three month period ended October 31, 1997, the Company received the full amount as recorded from the insurance company as payment of the amounts due.


5. Property and               Property and equipment consists of the following:
      Equipment

                                                                            July 31,                   October 31,
                                                                   -----------------------------       -----------
                                                                     1996                1997               1997
                               --------------------------------------------------------------------------------------

                               Land                         $     65,000               65,000        $      65,000
                               Building                          635,000              635,000              635,000
                               Machinery and
                                 equipment                     1,013,340            1,826,131            1,826,131
                               Furniture and fixtures             13,933               13,933               13,933
                               Vehicles                          139,564              139,564              139,564
                               --------------------------------------------------------------------------------------

                               Accumulated depreciation         (222,515)            (344,072)            (380,106)
                               --------------------------------------------------------------------------------------

                               Total                        $  1,644,322       $    2,335,556       $    2,299,522
                               --------------------------------------------------------------------------------------


                              Depreciation expense for the years ended July 31, 1996 and 1997 and the three months ended October 31, 1996 and 1997 was $55,338, $121,557, $27,400
                              and $36,034, respectively.

6.    Line of Credit          Sherwood Brands, LLC has a $4,000,000 line of
                              credit available for issuance of letters of credit, of which up to $2,000,000 is available for cash draws to finance inventory and accounts receivable. Interest is payable monthly at the prime rate (8.5% at July 31, 1997 and October 31,
                              1997). During July 31, 1996 and 1997, and October
                              31, 1997, Sherwood Brands, LLC incurred and paid approximately $88,000, $92,000 and $27,000 of interest expense, respectively. The balance outstanding on the line of credit is secured by Sherwood Brands, LLC's cash and cash equivalents, receivables and inventory, and is also guaranteed by Sherwood Brands, LLC's sole stockholder.
                              Outstanding letters of credit approximated
                              $1,397,000 and $1,820,000 at July 31, 1997 and
                              October 31, 1997, respectively .

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)




                              --------------------------------------------------
                              Average short-term borrowings and the related interest rates are as follows:

                                                                                                          Three
                                                                                                         months
                                                                            Years ended                  ended
                                                                            July 31,                   October 31,
                                                                    --------------------------         -----------
                                                                     1996                1997               1997
                               --------------------------------------------------------------------------------------

                               Borrowings under revolving
                                 line of credit              $    744,589        $  1,644,589       $  1,044,589
                               Weighted average
                                 interest rate                        8.5%                8.5%               8.5%
                               Maximum month-end
                                 balance during the
                                 period                      $  1,390,413        $  1,644,589       $  1,283,489
                               Average balance during
                                 the period                  $    708,416        $  1,091,849       $  1,360,180
                               --------------------------------------------------------------------------------------


7.    Letters of              Sherwood Brands, Inc. has available an irrevocable
      Credit                  letter of credit of $935,000 with a bank, to be
                              used for payments of principal portions of Virginia Revenue Bonds in the event of Sherwood
                              Brands, Inc.'s default on payment. The letter is collateralized by a first deed of trust and security interest in Sherwood Brands, Inc.'s land, building and equipment. The letter expires in 2006. The letter of credit agreement has a debt to worth and a debt coverage requirement as well as a limitation on dividends paid and on borrowings, as well as a limitation on the requirement of subordinated debt. Sherwood Brands, Inc. was in compliance with all covenants as of July 31, 1997.


                              Sherwood Brands, Inc. also has available another irrevocable letter of credit of $580,000 with a bank, to be used for payment of principal portions of Virginia Revenue Bonds in the event of Sherwood Brands, Inc.'s default on payment. The letter is collateralized by a first deed of trust in Sherwood Brands, Inc.'s commercial property as well as a lien on certain assets of Sherwood Brands, Inc. The letter expires in 2002.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)





                               -------------------------------------------------
8.    Long-term                Long term debt consists of the following:
      Debt

                                                                                          July 31,              October 31,
                                                                                   ----------------------       -----------
                                                                                   1996              1997            1997
                               ---------------------------------------------------------------------------------------------

                               Mecklenberg County, Virginia Variable Rate
                                 Demand Revenue Bonds issued on June 1, 1996;
                                 collateralized by an irrevocable letter of
                                 credit (see Note 7); payable in varying
                                 annual amounts; to be redeemed in whole by
                                 June 1, 2006; interest at variable market tax
                                 exempt rates (3.95% at July 31, 1997
                                 and 3.875% at October 31, 1997).            $   935,000   $    920,000     $   920,000

                               Mecklenberg County, Virginia Revenue Bond
                                 issued on May 15, 1997; collateralized by an
                                 irrevocable letter of credit (See Note 7);
                                 payable in varying annual amounts; to be
                                 redeemed in whole by May 15, 2002; interest
                                 at variable market tax exempt rates (3.95% at
                                 July 31, 1997 and
                                 3.875% at October 31, 1997).                          -        580,000         580,000
                               ----------------------------------------------------------------------------------------

                                                                                 935,000      1,500,000       1,500,000

                               Less current maturities                            15,000        145,000         145,000
                               ----------------------------------------------------------------------------------------

                               Long-term portion                             $   920,000   $  1,355,000     $ 1,355,000
                               ----------------------------------------------------------------------------------------


                               Scheduled maturities of long-term debt are as follows:

                               July 31,                                                                        1997
                               ---------------------------------------------------------------------------------------

                               1998                                                                        $   145,000
                               1999                                                                            175,000
                               2000                                                                            205,000
                               2001                                                                            210,000
                               2002                                                                            215,000
                               Thereafter                                                                      550,000
                               ---------------------------------------------------------------------------------------
                                                                                                           $ 1,500,000

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)

                              -------------------------------------------------

9.    Subordinated             Subordinated debt consists of the following:
      Debt

                                                                                         July 31,              October 31,
                                                                                    -------------------        -----------
                                                                                    1996           1997            1997
                               -------------------------------------------------------------------------------------------

                               Mecklenberg County, Virginia Industrial
                                 Development Authority note; collaterallized
                                 by second deed of trust on land, building and
                                 equipment; payable in monthly installments of
                                 $4,644, including interest of 7%, with a
                                 final payment of $239,193 due
                                 in June 2001.                                   $  397,689     $  368,882      $  361,376

                               Lake Country Development Corporation Note;
                                 collateralized by second deed of trust on
                                 land, building and equipment; payable in
                                 monthly installments of $5,480, including
                                 interest of 5.25% beginning on April 1, 1997
                                 and payable in full on June 1, 2001.               250,000        232,360         218,969
                               -------------------------------------------------------------------------------------------

                                                                                    647,689        601,242         580,345

                               Less current maturities                               46,447         85,757          88,760
                               -------------------------------------------------------------------------------------------


                               Long-term portion                                 $  601,242     $  515,485      $  491,585
                               -------------------------------------------------------------------------------------------

                               Scheduled maturities of subordinated debt are as follows:

                               July 31,                                 1997
                               ------------------------------------------------
                               1998                                  $ 85,757
                               1999                                    90,941
                               2000                                    96,444
                               2001                                   328,100
                               ------------------------------------------------
                                                                     $601,242
                               ------------------------------------------------

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)

                              -------------------------------------------------
10. Income Taxes              The provision for income taxes in the statement of
                              operations for the year ended July 31, 1997 and 1996 is as follows:

                                                                                                   July 31,
                                                                                          --------------------------
                                                                                          1996               1997
                               --------------------------------------------------------------------------------------
                               Current tax provision
                                 Federal                                                $(83,000)         $ 162,600
                                 State                                                     8,000             11,600
                               --------------------------------------------------------------------------------------

                               Total current                                             (75,000)           174,200
                               --------------------------------------------------------------------------------------

                               Deferred tax expense (credit)                             146,700           (151,100)
                               --------------------------------------------------------------------------------------

                               Total taxes on income                                    $ 71,700          $  23,100
                               --------------------------------------------------------------------------------------

                               The following summary reconciles taxes at the federal statutory rate with actual taxes:

                                                                                                    July 31,
                                                                                           --------------------------
                                                                                           1996               1997
                               --------------------------------------------------------------------------------------

                               Income taxes at the statutory rate                        $116,000           $114,000

                               Increase (decrease) in taxes
                                 resulting from:
                               Effect of untaxed income from
                                 a foreign subsidiary                                     (64,000)           (80,500)
                               State and local taxes, net of
                                 federal income tax benefit                                 3,000              4,000
                               Other                                                       16,700            (14,400)
                               --------------------------------------------------------------------------------------

                               Total taxes on income                                     $ 71,700           $ 23,100
                               --------------------------------------------------------------------------------------

                               Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal items giving rise to the Company's net deferred tax assets and liabilities are as follows:

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)

                            ---------------------------------------------------

                                                                                               July 31,
                                                                                       ------------------------------
                                                                                        1996               1997
                               --------------------------------------------------------------------------------------
                               Deferred tax assets
                                 Net operating loss                                  $   71,000         $  363,400
                                 Officer salary payable                                   5,000             14,600
                                 Allowance for doubtful accounts                          7,000              8,300
                                 Inventory obsolescence reserve                               -              6,400
                               --------------------------------------------------------------------------------------


                               Total deferred tax assets                                 83,000            392,700
                               --------------------------------------------------------------------------------------


                               Deferred tax liabilities
                                 Anticipated legal settlement                           (89,000)           (89,000)
                                 Accumulated depreciation                                (1,000)          (108,600)
                                 Accounts receivable service costs                            -           (110,300)
                                 Unrealized gain/loss of foreign
                                   exchange contracts                                     7,000            (22,700)
                                 Supplier credit receivable                             (31,000)                 -
                                 Argentina duty receivable                              (58,000)                 -
                               --------------------------------------------------------------------------------------


                               Total deferred tax liabilities                          (172,000)          (330,600)
                               --------------------------------------------------------------------------------------


                               Net deferred tax asset (liability)                    $  (89,000)        $   62,100
                               --------------------------------------------------------------------------------------


                               Net current deferred tax asset
                               (liability)                                           $  (88,000)        $  170,700

                               Net long-term deferred tax
                                 liability                                           $   (1,000)        $ (108,600)
                               --------------------------------------------------------------------------------------

                               At July 31, 1997, the Company has approximately $950,000 of net operating loss carryforwards that expire in years through 2012.

                               The Company's estimated effective tax rate for the three months ended October 31, 1997 was approximately 34%. This rate is lower than the Federal and State statutory rates due to the untaxed income of the Company's foreign subsidiary (Overseas).

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)

                            ---------------------------------------------------

11.   Related Party            The Company's stockholder is a guarantor of the
      Transactions             Company's line of credit note payable and
                               long-term debt.

                               The Company has a note payable to a related party in the amount of $1,064,288, $903,180 and $667,394 at July 31, 1996 and 1997, and October
                               31, 1997, respectively. The note accrues interest at 9% per year and is due upon demand, but not prior to October 31, 1998.



12.   Commitments              The Company occupies office space under a
                               noncancelable operating lease expiring in
                               November 1998. The lease is subject to annual increases based upon both certain allocated operating costs and increases in the Consumer Price Index. Future minimum rental commitments under operating leases as of July
                               31, 1997 are as follows:



                               -------------------------------------------
                               1998                   $     42,549
                               1999                         14,183
                               -------------------------------------------


                                                       $    56,732
                               -------------------------------------------


13.   Employee Benefit         Effective January 1, 1987, the Company
      Plans                    established a profit-sharing plan and a money
                               purchase pension plan covering all full-time employees meeting the minimum age and service requirements. Under the terms of the Money
                               Purchase Pension Plan, the Company contributed
                               5.7% of total wages in July 31, 1996 and 1997.
                               Contributions to the Profit-Sharing Plan are at the discretion of the Company and were 3% and 5% in July 31, 1996 and 1997, respectively. Total expenses for the Money Purchase Pension Plan and the Profit-Sharing Plan were $52,355 and $56,296, respectively, for the years ended July 31, 1996 and 1997 and $16,144 and $-0- for the three months ended October 31, 1996 and 1997, respectively.

                               Effective August 1, 1997, the Company amended the Money Purchase Pension Plan to a 401(k) and Profit Sharing Plan ("401(k) Plan"). The Money Purchase Pension Plan was terminated and the assets were merged with the 401(k) Plan. All participants in the Money Purchase Pension Plan were fully vested in the 401(k) Plan as of August 1, 1997.

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)

                            ---------------------------------------------------

14.   Supplemental             Cash paid for interest amounted to $230,310,
      Cash Flows               $224,055, $43,493, and $98,750 for the
      Disclosure               years ended July 31, 1996 and 1997 and the three
                               months ended October 31, 1996 and 1997,
                               respectively.


                               Cash paid for income taxes amounted to $13,082, $19,622, $-0- and $167,007 for the years ended
                               July 31, 1996 and 1997 and the three months ended October 31, 1996 and 1997, respectively.


15.   Concentration            The Company purchases some of its products from
      of Credit                five main vendors in Europe and South  America.
      Risk and                 The Company has a variety of customers, including
      Export Sales             mass merchandisers, drug  stores and grocery
                               stores throughout the United States and abroad.
                               In July 31, 1996 and 1997, and October 31, 1997,
                               one customer comprised 5.0%, 6.5%, and 7.5% of the Company's total sales, respectively.

                               Export sales for the years ended July 31, 1996 and 1997 and the three months ended October 31, 1996 and 1997 were $1,536,578, $1,874,875,
                               $649,469 and 612,446, respectively. The
                               majority of export sales are made to Canada.

16. Pre-Production             During the years ended July 31, 1996  and  1997,
    Costs                      and the three months ended October 31, 1996 and
                               1997, Sherwood Brands, Inc. incurred certain costs relating to the development of its production facilities for its Demitasse(R) and candy product lines. Pre-production costs for the years ended July 31, 1997 and 1996 and the three months ended October 31, 1996 were charged to operations when incurred and are included in operating expenses. These costs consist of the following:

                                                                                                 Three months
                                                                 Years ended                         ended
                                                                   July 31,                        October 31,
                                                          ---------------------------       -------------------------
                                                             1996             1997           1996            1997
                               --------------------------------------------------------------------------------------
                               Parts and supplies       $   1,517       $  279,998      $ 264,130       $  28,798
                               Assembly salaries                -          166,386         72,488          20,474
                               Sub-contract labor          54,748          140,119         58,028               -
                               Other                      155,824          183,082        127,986           4,852
                               --------------------------------------------------------------------------------------
                               Total pre-production
                                 costs                  $ 212,089       $  769,585      $ 522,632       $  54,124
                               --------------------------------------------------------------------------------------

                                                           Sherwood Brands, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                           (Information as of October 31, 1997 and for the three
                            months ended October 31, 1996 and 1997 is unaudited)



17.   Advertising              Advertising costs, included in selling, general
      Costs                    and administrative expenses, are expensed as
                               incurred and were $479,397, $450,446, $70,834 and
                               $90,078 for the years ended July 31, 1996 and 1997 and the three months ended October 31, 1996 and 1997, respectively.

18.  Subsequent                In October 1997, the shareholder authorized the
     Events                    filing of a registration statement for an initial
                               public offering of the Company's common stock as well as changing the Company's name from Sherwood
                               Foods, Inc. to Sherwood Brands, Inc.

                               Effective December 12, 1997, the Company amended its articles of incorporation to provide for a recapitalization of its common stock. As a result of the recapitalization, two new classes of common stock were authorized as follows: 30 million shares of Class A Common Stock, par value $.01, and 5 million shares of Class B Common Stock, par value $.01. The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class B Common Stock entitles the holder to seven votes on each matter submitted to a vote of the shareholders. In addition, the Company is authorized to issue 5 million shares of Preferred stock.

                               As a result of the recapitalization, all 251 issued and outstanding shares of common stock were recapitalized and converted into 1,150,000 validly issued, fully paid and nonassessable shares of Class A Common Stock reflecting a conversion ratio of 4581.67331:1 and 1,000,000 validly issued, fully paid and nonassessable shares of Class B Common Stock, reflecting a conversion ratio of 3984.063745:1.

                               The change in the Company's common stock for the stock split and the calculation of net income (loss) per common share have been retroactively adjusted to give effect to the increases in authorized, issued and outstanding shares of common stock for all periods presented.

      ====================================================================

              No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof

                           ---------------------
                            TABLE OF CONTENTS
                                                                Page
                                                                ----
             Prospectus Summary...............................    3
             Risk Factors.....................................    8
             Use of Proceeds..................................   15
             Dilution.........................................   17
             Dividend Policy..................................   18
             Capitalization...................................   18
             Selected Financial Data..........................   19
             Management's Discussion and Analysis of Financial
               Condition and Results of Operations............   20
             Business.........................................   26
             Management.......................................   32
             Principal Shareholders...........................   36
             Certain Transactions.............................   36
             Description of Securities........................   37
             Shares Eligible for Future Sale..................   39
             Underwriting.....................................   40
             Legal Matters....................................   42
             Experts..........................................   42
             Additional Information...........................   42
             Index to Financial Statements....................  F-1

              Until , 1998, (25 days after the date of this Prospectus), all dealers effecting transactions in the shares of Class A Common Stock or Warrants offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      ====================================================================

      ====================================================================

                              Sherwood Brands, Inc.


                                     [LOGO]


                    1,550,000 SHARES OF CLASS A COMMON STOCK
                                       AND
                         REDEEMABLE WARRANTS TO PURCHASE
                         775,000 SHARES OF COMMON STOCK









                             -----------------------
                                   PROSPECTUS
                             -----------------------






                           Paragon Capital Corporation


                                 [Paragon Logo]




                                                    , 1998




















===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 55-2-02 of the North Carolina Business Corporation Act (the "NCBCA") enables a North Carolina corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions described in Section 55-8-33 of the NCBCA, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant's Restated and Amended Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the NCBCA. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, however, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. The Restated and Amended Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the NCBCA, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the Registrant intends to enter into indeminification agreements with its directors and officers prior to the consummation of this offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 28.

         Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Registrant's directors and officers and the Underwriter, are currently covered under directors' and officers' insurance policies maintained by the Registrant that will indemnify such persons against certain liabilities arising from acts or omissions in the discharge of their duties. Such insurance policies provide $2.5 million coverage for liabilities, including liabilities for alleged violation of securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's nonaccountable expense allowance) are as follows:

Securities and Exchange Commission registration fee            $  5,619.37
NASD filing fee                                                $  5,000.00
Nasdaq listing fee                                             $  3,952.50
Underwriter's consulting fee                                   $ 96,000.00
Printing and engraving expenses                                *
Legal fees and expenses                                        *
Accounting fees and expenses                                   *
Blue sky fees and expenses (including legal fees)              *
Transfer agent, warrant agent and registrar fees and
  expenses                                                     *
Miscellaneous                                                  *
                                                                ------------
Total                                                          *
============
* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 27. EXHIBITS.

Exhibit
Number   Description
-------  -----------
1.1      Form of Underwriting Agreement.
3.1      Articles of Incorporation, as amended, of the Registrant.
3.2      Bylaws, as amended, of the Registrant.
4.1*     Form of Registrant's Class A Common Stock Certificate
4.2* Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
4.3*     Form of Public Warrant Agreement among the Registrant, Paragon
         Capital Corporation, as Underwriter and Continental Stock Transfer & Trust Company, as Warrant Agent.
4.4*     Form of Registrant's Public Warrant Certificate
5.1*     Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
10.1 Amended and Restated Reimbursement Agreement between Central Fidelity National Bank and the Registrant, dated as of May 1, 1997.
10.2     Loan Agreement between Industrial Development Authority of
         Mecklenburg County, Virginia and the Registrant, Dated as of May 1,
         1997.
10.3     Irrevocable Letter of Credit dated May 15, 1997 issued on behalf of the Registrant to the Trustee for the holders of Industrial Revenue Bonds (Series 1997) issued by the Industrial Development Authority of Mecklenburg County, Virginia.
10.4     Amended and Restated Credit Line Deed of Trust and Security
         Agreement, among the Registrant and Trustees, for the benefit of Central Fidelity National Bank dated May 1, 1997.
10.5 Pledge and Security Agreement between the Registrant and Central Fidelity National Bank, dated as of May 1, 1997.
10.6 Guaranty between Uziel Frydman, the Registrant and Central Fidelity National Bank, dated as of May 1, 1997.
10.7     Loan Agreement between Industrial Development Authority of
         Mecklenburg County, Virginia and the Registrant, Dated as of June 1, 1996.
10.8 Irrevocable Letter of Credit dated June 20, 1996 issued on behalf of the Registrant to the Trustee for the holders of Industrial Revenue Bonds (Series 1996) issued by the Industrial Development Authority of Mecklenburg County, Virginia.
10.9 Pledge and Security Agreement between the Registrant and Central Fidelity National Bank, dated as of June 1, 1996.
10.10    Company Loan Agreement between the Industrial Development Authority of Mecklenburg County, Virginia Loan Agreement through the Virginia Small Business Financing Administration and the Registrant, dated as of June 20, 1996.
10.11 Revolving Loan Fund Agreement between the Registrant and Lake Country Development Corporation, $250,000 Promissory Note to Lake Country Development Corporation, Guaranty of Note by the Registrant and Uziel Frydman, and Deed of Trust between the Registrant and Trustee for
         Lake Country Development Corporation, all dated May 15, 1996.
10.12 Loan Agreement, Promissory Note, and Security Agreement between the Registrant and First Union National Bank, all dated November 29,
         1996, and Guaranty between Uziel Frydman and First Union, dated November 29, 1996.
10.13 Promissory Note issued to Ilana Frydman by the Registrant, dated August 28, 1991.
10.14 Lease, as amended, for the Registrant's Rockville offices, executed November 30, 1992.
10.15*   1998 Stock Option Plan.
10.16*   Form of Employment Agreement between Registrant and Uziel Frydman,
         dated           , 1998.
10.17*   Form of Employment Agreement between Registrant and Anat Schwartz,
         dated            , 1998.
10.18*   Form of Employment Agreement between Registrant and Amir Frydman, dated
                     , 1998.
21.1     Subsidiaries of the Registrant.
23.1     Consent of BDO Seidman, LLP, Independent Certified Public Accountants.
23.2*    Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
24.1 A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
27.1*    Financial Data Schedule.

------
* To be filed by amendment.

ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by section 10(a)(3) of the Securities Act.
         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;
         (iii) include any additional or changed material information on the plan of distribution;

         (2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be initial bona fide offering; and

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the standby under writing agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (3) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Rockville, State of Maryland on January 21, 1998.

SHERWOOD BRANDS, INC.

By: /s/ Uziel Frydman
-------------------------------
President and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Uziel Frydman, Anat Schwartz and Amir Schwartz, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including pre-effective amendments and post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Sherwood Brands, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signatures                             Title(s)                                                Date
-----------------------   ----------------------------------------------              ---------------------
/s/ Uziel Frydman          President, Chief Executive Officer and Director              January 21, 1998
  ----------------------   (principal executive officer)
    Uziel Frydman

/s/ Anat Schwartz          Executive Vice President, Secretary and Director             January 21, 1998
  ----------------------   (principal financial and accounting officer)
    Anat Schwartz

/s/ Amir Frydman           Executive Vice President, Treasurer                          January 21, 1998
  ----------------------   and Director
    Amir Frydman

/s/ Douglas A. Cummins     Director                                                     January 21, 1998
  ----------------------
    Douglas A. Cummins


                                 EXHIBIT INDEX

Exhibit
Number   Description
-------  -----------
1.1      Form of Underwriting Agreement.
3.1      Articles of Incorporation, as amended, of the Registrant.
3.2      Bylaws, as amended, of the Registrant.
4.1*     Form of Registrant's Class A Common Stock Certificate
4.2* Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
4.3*     Form of Public Warrant Agreement among the Registrant, Paragon
         Capital Corporation, as Underwriter and Continental Stock Transfer & Trust Company, as Warrant Agent.
4.4*     Form of Registrant's Public Warrant Certificate
5.1*     Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
10.1 Amended and Restated Reimbursement Agreement between Central Fidelity National Bank and the Registrant, dated as of May 1, 1997.
10.2     Loan Agreement between Industrial Development Authority of
         Mecklenburg County, Virginia and the Registrant, Dated as of May 1,
         1997.
10.3     Irrevocable Letter of Credit dated May 15, 1997 issued on behalf of the Registrant to the Trustee for the holders of Industrial Revenue Bonds (Series 1997) issued by the Industrial Development Authority of Mecklenburg County, Virginia.
10.4     Amended and Restated Credit Line Deed of Trust and Security
         Agreement, among the Registrant and Trustees, for the benefit of Central Fidelity National Bank dated May 1, 1997.
10.5 Pledge and Security Agreement between the Registrant and Central Fidelity National Bank, dated as of May 1, 1997.
10.6 Guaranty between Uziel Frydman, the Registrant and Central Fidelity National Bank, dated as of May 1, 1997.
10.7     Loan Agreement between Industrial Development Authority of
         Mecklenburg County, Virginia and the Registrant, Dated as of June 1, 1996.
10.8 Irrevocable Letter of Credit dated June 20, 1996 issued on behalf of the Registrant to the Trustee for the holders of Industrial Revenue Bonds (Series 1996) issued by the Industrial Development Authority of Mecklenburg County, Virginia.
10.9 Pledge and Security Agreement between the Registrant and Central Fidelity National Bank, dated as of June 1, 1996.
10.10    Company Loan Agreement between the Industrial Development Authority of Mecklenburg County, Virginia Loan Agreement through the Virginia Small Business Financing Administration and the Registrant, dated as of June 20, 1996.
10.11 Revolving Loan Fund Agreement between the Registrant and Lake Country Development Corporation, $250,000 Promissory Note to Lake Country Development Corporation, Guaranty of Note by the Registrant and Uziel Frydman, and Deed of Trust between the Registrant and Trustee for
         Lake Country Development Corporation, all dated May 15, 1996.
10.12 Loan Agreement, Promissory Note, and Security Agreement between the Registrant and First Union National Bank, all dated November 29,
         1996, and Guaranty between Uziel Frydman and First Union, dated November 29, 1996.
10.13 Promissory Note issued to Ilana Frydman by the Registrant, dated August 28, 1991.
10.14 Lease, as amended, for the Registrant's Rockville offices, executed November 30, 1992.
10.15*   1998 Stock Option Plan.
10.16*   Form of Employment Agreement between Registrant and Uziel Frydman,
         dated           , 1998.
10.17*   Form of Employment Agreement between Registrant and Anat Schwartz,
         dated            , 1998.
10.18*   Form of Employment Agreement between Registrant and Amir Frydman, dated
                     , 1998.
21.1     Subsidiaries of the Registrant.
23.1     Consent of BDO Seidman, LLP, Independent Certified Public Accountants.
23.2*    Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
24.1 A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
27.1*    Financial Data Schedule.
________
* To be filed by amendment.